Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

AMERICAN RAILCAR INDUSTRIES, INC.,

THE GREENBRIER COMPANIES, INC.

and

GBXL, LLC

April 17, 2019

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS AND INTERPRETATIONS		2

1.1.	Certain Definitions	2
1.2.	Certain Interpretations	24

ARTICLE II. THE TRANSACTIONS		25

2.1.	Sale and Transfer of Assets	25
2.2.	Excluded Assets	26
2.3.	Assumed Liabilities	28
2.4.	Liabilities Not Assumed	28
2.5.	Non-Assignable Assets	30
2.6.	Title and Risk	31
2.7.	Prorations	31
2.8.	Further Assurances	32

ARTICLE III. PURCHASE PRICE		32

3.1.	Estimated Closing Statement	32
3.2.	Closing Statement	33
3.3.	Purchase Price Disputes	34
3.4.	Allocation	35
3.5.	No Withholding	36

ARTICLE IV. CLOSING		36

4.1.	Closing	36
4.2.	Closing Deliveries	36
4.3.	Closing Conditions	38
4.4.	Closing of the Transferred Owned Real Property	40

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLER		40

5.1.	Seller’s Organization and Good Standing; Authority and Enforceability	41
5.2.	JV Equity Interests; Conveyed Equity Interests; Capital Structure	42
5.3.	No Conflict; Consents and Approvals	42
5.4.	Absence of Litigation	43
5.5.	Ownership and Operations of Seller	43
5.6.	SEC Reports; Financial Statements	44
5.7.	No Undisclosed Liabilities	44
5.8.	Absence of Certain Changes or Events	45
5.9.	Compliance with Laws	45
5.10.	Taxes	46
5.11.	Benefit Plans	47
5.12.	Labor Matters	49
5.13.	Environmental Matters	50
5.14.	Contracts	51

i

5.15.	Insurance	54
5.16.	Real Property; Personal Property	54
5.17.	Intellectual Property	56
5.18.	Affiliate Transactions	58
5.19.	Export Controls; Anti-Corruption; Anti-Money Laundering	58
5.20.	Brokerage Fees	59
5.21.	Allegations of Sexual Harassment	59
5.22.	Additional Representations Related to the Business and the Acquired Assets	60
5.23.	Joint Venture Representations	61

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF BUYERS		62

6.1.	Organization and Good Standing	62
6.2.	Authority and Enforceability	62
6.3.	Governmental Approvals	63
6.4.	Conflicts	63
6.5.	Financing	64
6.6.	Brokers and Finders	64
6.7.	Litigation	64
6.8.	Solvency	64
6.9.	No Other Representations or Warranties	64

ARTICLE VII. INTERIM CONDUCT OF BUSINESS		65

7.1.	Conduct of Business	65
7.2.	Restrictions on Business	65
7.3.	No Control of Seller’s Business	68

ARTICLE VIII. COVENANTS OF PARTIES		68

8.1.	Commercially Reasonable Efforts	68
8.2.	Regulatory Filings	68
8.3.	Access to Information	70
8.4.	Notification of Certain Matters; Schedules of Acquired Assets	70
8.5.	Confidentiality	71
8.6.	Exclusivity	73
8.7.	Public Statements	73
8.8.	Record Retention	74
8.9.	Bulk Sales	74
8.10.	Business Relationships; Payments	74
8.11.	Carve-Out Financial Statements	75
8.12.	Payoff Letters and Lien Releases	77
8.13.	Seller Guarantees	77
8.14.	Affiliate Transactions	77
8.15.	Use of Certain Trademarks	78
8.16.	Reimbursement of Seller Second Request Expenses	78

ARTICLE IX. EMPLOYEE MATTERS		78

9.1.	Employment Offers	78
9.2.	Seller’s Termination of Transferred Employees and Payment of Pre-Closing Compensation and Benefits	79
9.3.	Employee Benefit Plans	79
9.4.	WARN	80
9.5.	No Third-Party Beneficiaries	80

ARTICLE X. TAX MATTERS		80

10.1.	Cooperation on Tax Matters	80
10.2.	Certain Taxes	81
10.3.	Tax Characterization of Payments Under this Agreement	81

ARTICLE XI. PRE-CLOSING TERMINATION		81

11.1.	Pre-Closing Termination	81
11.2.	Effect of Pre-Closing Termination	82
11.3.	Termination Fee	82

ARTICLE XII. POST-CLOSING INDEMNIFICATION		83

12.1.	Survival	83
12.2.	Indemnification	84
12.3.	Limitations on Indemnification	85
12.4.	Indemnification Claims	86
12.5.	Third Party Claims	87
12.6.	Tax Treatment	88
12.7.	Limitation of Set-Off	88
12.8.	Potential Contributors	89

ARTICLE XIII. MISCELLANEOUS		89

13.1.	Notices	89
13.2.	Amendments and Waivers	90
13.3.	Successors and Assigns	90
13.4.	Severability	91
13.5.	Expenses	91
13.6.	Specific Performance	91
13.7.	Other Remedies	91
13.8.	No Third Party Beneficiaries	91
13.9.	Entire Agreement	92
13.10.	Governing Law	92
13.11.	Consent to Jurisdiction	92
13.12.	WAIVER OF JURY TRIAL	92
13.13.	Counterparts	93
13.14.	No Recourse	93

EXHIBITS

Exhibit A	Form of Convertible Note

Exhibit B	Form of Bills of Sale

Exhibit C	Form of Assignment and Assumption Agreement

Exhibit D	Form of IP Assignment Agreement

Exhibit E	Form of Assignment of Intangibles

Exhibit F	Form of Transferred Real Property Deeds

Exhibit G	Form of Owner’s Affidavit

Exhibit H	Form of Railcar Volume Supply Agreement

Exhibit I	Form of Railcar Equipment Services Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 17, 2019 by and among American Railcar Industries, Inc., a North Dakota corporation (“Seller”), The Greenbrier Companies, Inc., an Oregon corporation (“Buyer Parent”), and GBXL, LLC, an Oregon limited liability company (“Buyer Sub” and, together with Buyer Parent, each, a “Buyer” and collectively “Buyers”). Each of Seller and Buyers is referred to herein sometimes as a “Party” and together as the “Parties.” Terms not otherwise defined herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of manufacturing railcars and components as conducted by Seller and its Affiliates, substantially as reported in Seller’s Annual Report on Form 10-K, filed with the SEC on February 23, 2018, as the “Manufacturing” business segment (the “Business”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyers desire to purchase the Business from Seller, and Seller desires to sell the Business to Buyers, pursuant to a purchase and sale of the Acquired Assets and an assumption of the Assumed Liabilities (such transactions, together with the transactions contemplated by the Transaction Agreements, being referred to herein collectively as the “Transactions”);

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and material inducement to Buyers’ and Seller’s willingness to enter into this Agreement, Buyer Parent, Seller or certain of their respective Affiliates are entering into that certain Transition Services Agreement of even date herewith (the “Transition Services Agreement”), to be effective as of the Closing;

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and material inducement to Buyers’ and Seller’s willingness to enter into this Agreement, Buyer Parent and Seller are entering into that certain Intellectual Property Cross License Agreement of even date herewith (the “IP Cross License Agreement”), to be effective as of the Closing;

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and material inducement to Buyers’ and Seller’s willingness to enter into this Agreement, Seller and Buyer Parent or an Affiliate of Buyer Parent are entering into that certain Trademark License Agreement of even date herewith (the “Trademark License Agreement”), to be effective as of the Closing; and

WHEREAS, Buyers and Seller desire to make certain representations, warranties, covenants and agreements, as more fully set forth in this Agreement, in connection with the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1. Certain Definitions. For all purposes of and under this Agreement, the capitalized terms in this Section 1.1 shall have the respective meanings set forth below.

“2019 Carve-Out Audited Financial Statements” has the meaning as set forth in Section 8.11(d).

“2019 MIP” has the meaning as set forth in Section 9.3(d).

“Accounting Firm” shall mean Deloitte & Touche LLP, and if such firm refuses or is unable to perform the requested services, Buyers and Seller shall agree upon a different, mutually acceptable accounting firm.

“Accounts Payable” shall mean (a) all trade accounts payable and obligations to make payments to suppliers and other service providers of Seller or any of its Subsidiaries, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered to Seller or any of its Subsidiaries, (b) all other accounts or notes payable by Seller or any of its Subsidiaries, and (c) any claim, remedy or other right against Seller or any Subsidiary of Seller related to any of the foregoing.

“Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of Seller or any of its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller or any of its Subsidiaries, (b) all other accounts or notes receivable of Seller or any of its Subsidiaries, and (c) any claim, remedy or other right of Seller or any Subsidiary of Seller related to any of the foregoing.

“Acquired Assets” has the meaning as set forth in Section 2.1.

“Acquisition Transaction” shall mean any transaction involving:

(a) the sale, license or disposition of all or a material portion of (i) the Business, (ii) the Acquired Assets or (iii) the assets of Seller or any direct or indirect Subsidiary or division of Seller which primarily relates to the Business, and, in each case, other than the sale of inventory or other assets in the ordinary course of business or disposals of obsolete assets; or

(b) any merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving (i) Seller or (ii) any direct or indirect Subsidiary of Seller that primarily relates to the Business.

“Action” shall mean any action, arbitration, complaint, hearing, audit, investigation, lawsuit, litigation, demand, examination or other legal proceeding (whether at law or in equity, whether civil, criminal, administrative, judicial or investigative) filed or brought by or before, or otherwise involving, any Governmental Authority.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this Agreement, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning as set forth in the Preamble to this Agreement.

“Allocable Amount” has the meaning as set forth in Section 3.4.

“AML Laws” has the meaning as set forth in Section 5.19(e).

“Anti-Corruption Laws” has the meaning as set forth in Section 5.19(a).

“Approved 2019 Capital Expenditure Budget” shall mean the detailed budget of capital expenditures (including identified projects and corresponding estimated budgeted amounts) mutually agreed upon by Seller and Buyer Parent and set forth on Schedule 1.1 – Approved Capital Expenditure Budget.

“Assignment and Assumption Agreement” has the meaning as set forth in Section 4.2(a)(iii).

“Assignment of Intangibles” has the meaning as set forth in Section 4.2(a)(vi).

“Assumed Liabilities” has the meaning as set forth in Section 2.3.

“Assumed PTO” has the meaning as set forth in Section 9.3(c).

“Base Purchase Price” has the meaning as set forth in the definition of Buyer-Calculated Closing Payment.

“Bills of Sale” has the meaning as set forth in Section 4.2(a)(ii).

“Business” has the meaning as set forth in the Recitals to this Agreement.

“Business CapEx” shall mean capital expenditures, other than maintenance capital expenditures, made by Seller and its Subsidiaries in respect of the Business from and after the date hereof but prior to the Closing Date (a) in respect of the identified projects set forth in Approved 2019 Capital Expenditure Budget or (b) with the prior written consent of Buyer Parent pursuant to Section 7.2(c).

“Business CapEx Amount” shall mean the aggregate amount of Business CapEx actually spent prior to the Closing by Seller and its Subsidiaries in accordance with the definition of Business CapEx or for which a payable is included in the calculation of Working Capital.

“Business Confidential Information” has the meaning as set forth in Section 8.5(b).

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law to close.

“Business Employee” shall mean each Employee whose name is set forth on Section 5.22(d) of the Seller Disclosure Schedule, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Business Financial Statements” has the meaning as set forth in Section 5.22(c).

“Business Leases” has the meaning as set forth in Section 5.16(b).

“Business Material Adverse Effect” shall mean any effect, development, event, occurrence, fact, condition or change that, individually or in the aggregate, is or would reasonably be expected to have a materially adverse effect on (a) the ability of Seller to consummate the Transactions on a timely basis or (b) the results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole; provided, however, “Business Material Adverse Effect” shall not include any effect, development, event, occurrence, fact, condition or change, arising out of or attributable to: (i) general economic or political conditions in the United States; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any actions required to be taken pursuant to Section 8.2 of this Agreement to obtain any approval or authorization under the HSR Act; (vi) any action expressly required by this Agreement or expressly permitted by Section 7.2 of the Seller Disclosure Schedule, or any action taken (or omitted to be taken) at the written request of Buyers; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transactions (including the initiation of litigation by any Person who is not party to this Agreement, and including losses or threatened losses of employees, customers, suppliers, distributors, partners or others having relationships with the Business); (ix) any natural or man-made (other than as a result of any actions or inactions by Seller or any of its Affiliates) disaster or act of God; (x) any regulatory matters set forth on Schedule 1.1 – Business Material Adverse Effect; or (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded); provided further, that, with respect to the preceding clauses (i) through (iv) and clause (vii), only to the extent the impact of such event, occurrence, fact, condition or change is not disproportionally adverse to the Business, taken as a whole, relative to other businesses in the industries and geographic locations in which the Business operates.

“Business Material Contract” has the meaning as set forth in Section 5.14(a).

“Business Real Property” shall mean the Transferred Owned Real Property and the Transferred Leased Real Property.

“Business Registered IP” has the meaning as set forth in Section 5.17(a).

“Buyer” or “Buyers” has the meaning as set forth in the Preamble to this Agreement.

“Buyer Benefit Plans” has the meaning as set forth in Section 9.3(a).

“Buyer Indemnified Parties” has the meaning as set forth in Section 12.2(a).

“Buyer Parent” has the meaning as set forth in the Preamble to this Agreement.

“Buyer Parent Termination Fee” has the meaning as set forth in Section 11.3(a).

“Buyer Sub” has the meaning as set forth in the Preamble to this Agreement.

“Buyer Surviving Representations” has the meaning as set forth in Section 12.1(b).

“Buyer Welfare Plans” has the meaning as set forth in Section 9.3(a).

“Buyer-Calculated Business CapEx Amount” has the meaning as set forth in, and shall be calculated pursuant to, Section 3.2(a)(ii).

“Buyer-Calculated Closing Payment” shall mean:

(a) Three Hundred Million Dollars (US $300,000,000.00) (the “Base Purchase Price”), plus

(b) if the Buyer-Calculated Closing Working Capital is greater than the Target Working Capital Value, an amount equal to such excess, less

(c) if the Buyer-Calculated Closing Working Capital is less than the Target Working Capital Value, an amount equal to such shortfall, plus

(d) the Buyer-Calculated Business CapEx Amount, plus

(e) the Tax Payment Amount, plus

(f) the Transaction Expense Amount, less

(g) the Buyer-Calculated Seller Business Indebtedness, less

(h) the Deposit Amount, if previously paid pursuant to clause (b) of the definition of “End Date”.

“Buyer-Calculated Closing Working Capital” has the meaning as set forth in Section 3.2(a)(i).

“Buyer-Calculated Purchase Price” shall mean:

(a) the Base Purchase Price, plus

(b) if the Buyer-Calculated Closing Working Capital is greater than the Target Working Capital Value, an amount equal to such excess, less

(c) if the Buyer-Calculated Closing Working Capital is less than the Target Working Capital Value, an amount equal to such shortfall, plus

(d) the Buyer-Calculated Business CapEx Amount, plus

(e) the Tax Payment Amount, plus

(f) the Transaction Expense Amount, plus

(g) the Convertible Note Principal Amount.

“Buyer-Calculated Seller Business Indebtedness” has the meaning as set forth in, and shall be calculated pursuant to, Section 3.2(a)(iii).

“Buyers Disclosure Schedule” has the meaning as set forth in Article VI.

“Buyers’ Fundamental Representations” shall mean the representations and warranties of Buyers set forth in Section 5.1 (Organization and Good Standing), Section 6.2 (Authority and Enforceability), and Section 6.5 (Financing).

“Buyers’ Material Adverse Effect” shall mean any change, event condition, occurrence, state of facts, development or effect that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to or materially hinder or delay Buyers’ ability to consummate the Transactions and to fulfill and perform their covenants and obligations under this Agreement and the other Transaction Agreements.

“Cap” has the meaning as set forth in Section 12.3(b).

“Carve-Out Interim Financial Statements” has the meaning as set forth in Section 8.11(c).

“Cash and Cash Equivalents” shall mean all cash and cash equivalents (including commercial paper, certificates of deposit and other bank deposits, treasury bills, short-term investments and all other marketable securities), investment accounts and other similar cash items, including cash reserves under financing arrangements, less uncleared checks, wires, ACH settlements and drafts.

“Claim Certificate” has the meaning as set forth in Section 12.4(a).

“Closing” has the meaning as set forth in Section 4.1.

“Closing Date” has the meaning as set forth in Section 4.1.

“Closing Payment” shall mean (a) from the Closing until the delivery by Buyer Parent of the Closing Statement, the Estimated Closing Payment, (b) from the delivery by Buyer Parent of the Closing Statement until the determination of the Final Closing Payment, the Buyer-Calculated Closing Payment and (c) from and after the determination of the Final Closing Payment, the Final Closing Payment.

“Closing Statement” has the meaning as set forth in Section 3.2(a)(v).

“Closing Working Capital” shall mean the Working Capital determined as of 12:01 a.m. Pacific Time on the Closing Date.

“COBRA” shall mean Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition Approvals” has the meaning as set forth in Section 8.2(a).

“Confidentiality Agreement” has the meaning as set forth in Section 8.5(a).

“Contract” has the meaning as set forth in Section 5.14(a).

“Controlled Group Liability” shall mean any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 or 4971 of the Code, (d) resulting from a violation of the continuation coverage requirements of COBRA or the group health plan requirements of Sections 701 through 734, inclusive, of ERISA, or (e) under corresponding or similar provisions of foreign laws or regulations.

“Controlled Group Plan” shall mean any “employee pension benefit plan” as defined under Section 3(2) of ERISA that is subject to Title IV of ERISA and that is sponsored, maintained or contributed to, or required to be contributed to, by any ERISA Affiliate other than Seller and its direct and indirect Subsidiaries, or with respect to which such ERISA Affiliate would reasonably be expected to have liability.

“Conveyed Equity Interests” has the meaning as set forth in Section 5.2(b).

“Costing Policy” shall mean Seller’s costing policy and guidebook dated July 30, 2018, as provided by Seller to Buyer Parent prior to the date of this Agreement.

“Databases” means databases and other compilations and collections of data or information, including the structure and content of such databases.

“Deductible” has the meaning as set forth in Section 12.3(a).

“Deposit Amount” has the meaning set forth in clause (b) of the definition of “End Date”.

“Disagreement Notice” has the meaning as set forth in Section 3.3(b).

“Domain Names” means domain names, uniform resource locators, and other names and locators associated with the Internet.

“Employee” shall mean any full-time or part-time employee or independent contractor of Seller or any of its Subsidiaries.

“Employee Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, program, policy, practice, arrangement or agreement providing compensation or benefits of any kind including bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or severance, and each employment, retention, consulting, change in control, salary continuation, termination or severance agreement, including any collective bargaining agreement or similar agreement and/or any government-mandated plan, benefit or pension, that in each case is entered into, maintained, sponsored or contributed to by Seller, any Subsidiary of Seller or any ERISA Affiliate or to which Seller, any Subsidiary of Seller, or any ERISA Affiliate has any obligation to contribute, or with respect to which Seller, any Subsidiary of Seller or any ERISA Affiliate has any liability or obligation, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) providing benefits to any current, former or future employee, officer, director, or other natural person service provider of Seller, any Subsidiary of Seller or any ERISA Affiliate or to any beneficiary or dependent thereof, but in each case other than a Multiemployer Plan or Controlled Group Plan.

“End Date” shall mean:

(a) if the Buyer Six-Month Extension Request or the Buyer Six-Month Deposit is not validly delivered by Buyer Parent in accordance with clause (b)(i) below, the earlier of (i) the date that is ten (10) Business Days following Buyer Parent’s receipt from the United States Department of Justice or United States Federal Trade Commission of a demand for the submission of additional information or documentary material pursuant to 15 USC 18A(e)(1)(A) (a “Second Request”) and (ii) the three-month anniversary of the date of this Agreement (such date, the “Buyer Six-Month Extension Request Final Date”);

(b) if (i) on or prior to the Buyer Six-Month Extension Request Final Date, (A) Buyer Parent sends a written extension request to Seller (the “Buyer Six-Month Extension Request”) and (B) Buyer Parent delivers a cash payment to Seller in immediately available funds in the amount of $25,000,000 (the “Deposit Amount”) in accordance with wire transfer instructions delivered to Buyer Parent, which instructions are to be delivered no later than two (2) Business Days prior to the Buyer Six-Month Extension Request Final Date (the “Buyer Six-Month Deposit”), and (ii) the Buyer Additional Three-Month Extension Request is not validly delivered by Buyer Parent in accordance with clause (c)(ii) below, the six-month anniversary of the Buyer Six-Month Extension Request Final Date (the “Buyer Six-Month Extension Period End Date”); and

(c) if (i) the Buyer-Six Month Extension Request and the Buyer Six Month Deposit are validly delivered by Buyer in accordance with clause (b)(i) above and (ii) thereafter,

on or prior to the Buyer Six-Month Extension Period End Date (such date, the “Additional Three-Month Extension Request Final Date”), Buyer Parent sends an additional written extension request to Seller (the “Buyer Additional Three-Month Extension”), the three-month anniversary of the Buyer Six-Month Extension Period End Date.

“Environmental Condition” shall mean any presence or Release of Hazardous Materials, any exposure to Hazardous Materials or any violation of Environmental Law as a result of which the Business (a) has incurred any Environmental Liability, (b) is in violation of any Environmental Law, (c) is required to incur response costs for compliance, investigation or remediation, or (d) by reason of which the Business Real Property or other assets of the Business is subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was substantially remediated or otherwise substantially corrected prior to the date hereof in accordance with Environmental Law.

“Environmental Law” shall mean any Law relating to pollution, the protection of the environment, human health and safety (as it pertains to exposure of Hazardous Materials), and natural resources, including the use, handling, transportation, treatment, storage, disposal or Release of, or exposure to, Hazardous Materials.

“Environmental Liabilities” shall mean all Liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and remediation and of responding to government requests for information or documents), fines, penalties, monetary sanctions and interest, resulting from or with respect to any Environmental Condition or any claim or demand, by any Person, under Environmental Law.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“ERISA” has the meaning as set forth in Section 5.11(b).

“ERISA Affiliate” shall mean any Person treated as a single employer with Seller or any Subsidiary of Seller under Code Section 414 or under common control with Seller or any Subsidiary of Seller under Code Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Business CapEx Amount” has the meaning as set forth in, and shall be calculated pursuant to, Section 3.1(a)(ii).

“Estimated Closing Payment” shall mean:

(a) the Base Purchase Price, plus

(b) if the Estimated Closing Working Capital is greater than the Target Working Capital Value, an amount equal to such excess, less

(c) if the Estimated Closing Working Capital is less than the Target Working Capital Value, an amount equal to such shortfall, plus

(d) the Estimated Business CapEx Amount, plus

(e) the Tax Payment Amount, plus

(f) the Transaction Expense Amount, less

(g) the Estimated Seller Business Indebtedness, less

(h) the Deposit Amount, if previously paid pursuant to clause (b) of the definition of “End Date”.

“Estimated Closing Purchase Price” shall mean:

(a) the Base Purchase Price, plus

(b) if the Estimated Closing Working Capital is greater than the Target Working Capital Value, an amount equal to such excess, less

(c) if the Estimated Closing Working Capital is less than the Target Working Capital Value, an amount equal to such shortfall, plus

(d) the Estimated Business CapEx Amount, plus

(e) the Tax Payment Amount, plus

(f) the Transaction Expense Amount, plus

(g) the Convertible Note Principal Amount.

“Estimated Closing Statement” has the meaning as set forth in Section 3.1(a).

“Estimated Closing Working Capital” has the meaning as set forth in, and shall be calculated pursuant to, Section 3.1(a)(i).

“Estimated Seller Business Indebtedness” has the meaning as set forth in, and shall be calculated pursuant to, Section 3.1(a)(iii).

“Excluded Assets” has the meaning as set forth in Section 2.2.

“Excluded Liabilities” has the meaning as set forth in Section 2.4.

“Existing Surveys” has the meaning set forth in Schedule 1.1 – Existing Surveys.

“FCPA” has the meaning as set forth in Section 5.19(a).

“Final Closing Payment” shall mean:

(a) the Base Purchase Price, plus

(b) if the Buyer-Calculated Closing Working Capital (or, if the Buyer-Calculated Closing Working Capital was the subject of a Disagreement Notice, the Closing Working Capital as finally determined under Section 3.3(c) or Section 3.3(d), as applicable) is greater than the Target Working Capital Value, an amount equal to such excess, less

(c) if the Buyer-Calculated Closing Working Capital (or, if the Buyer-Calculated Closing Working Capital was the subject of a Disagreement Notice, the Closing Working Capital as finally determined under Section 3.3(c) or Section 3.3(d), as applicable) is less than the Target Working Capital Value, an amount equal to such shortfall, plus

(d) the Buyer-Calculated Business CapEx Amount (or, if the Buyer-Calculated Business CapEx Amount was the subject of a Disagreement Notice, the Business CapEx Amount as finally determined under Section 3.3(c) or Section 3.3(d), as applicable), plus

(e) the Tax Payment Amount, plus

(f) the Transaction Expense Amount, less

(g) the Buyer-Calculated Seller Business Indebtedness (or, if the Buyer-Calculated Seller Business Indebtedness was the subject of a Disagreement Notice, the Seller Business Indebtedness as finally determined under Section 3.3(c) or Section 3.3(d), as applicable), less

(h) the Deposit Amount, if previously paid pursuant to clause (b) of the definition of “End Date”.

“Final Purchase Price” shall mean:

(a) the Base Purchase Price, plus

(b) if the Buyer-Calculated Closing Working Capital (or, if the Buyer-Calculated Closing Working Capital was the subject of a Disagreement Notice, the Closing Working Capital as finally determined under Section 3.3(c) or Section 3.3(d), as applicable) is greater than the Target Working Capital Value, an amount equal to such excess, less

(c) if the Buyer-Calculated Closing Working Capital (or, if the Buyer-Calculated Closing Working Capital was the subject of a Disagreement Notice, the Closing Working Capital as finally determined under Section 3.3(c) or Section 3.3(d), as applicable) is less than the Target Working Capital Value, an amount equal to such shortfall, plus

(d) the Buyer-Calculated Business CapEx Amount (or, if the Buyer-Calculated Business CapEx Amount was the subject of a Disagreement Notice, the Business CapEx Amount as finally determined under Section 3.3(c) or Section 3.3(d), as applicable), plus

(e) the Tax Payment Amount, plus

(f) the Transaction Expense Amount, plus

(g) the Convertible Note Principal Amount.

“FRA Accrual Amount” shall mean the amount set forth on Schedule 1.1 – FRA Accrual Amount hereto, as such amount is reduced as provided for therein.

“FRA Directive” shall mean the Federal Railroad Administration (FRA) Railworthiness Directive (RWD) No. 2016-01 [Revised], released November 18, 2016, which revised and partially superseded the Federal Railroad Administration (FRA) Railworthiness Directive (RWD) No. 2016-01 released September 30, 2016.

“FRA Reserve Amount” shall mean the aggregate amount reserved as of December 31, 2018 with respect to third-party customers of the Business who purchased railcars which are subject to the FRA Directive as set forth on Schedule 1.1 – FRA Reserve Amount hereto (as such schedule shall be updated by Seller in accordance with Section 8.4(b)).

“Fraud” shall mean common law fraud (as determined under Delaware Law) with intent to deceive based on a representation contained in this Agreement or a certificate described in Section 4.3(b)(iv) or Section 4.3(c)(i)(A).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any domestic or foreign government or quasi-governmental entity, or political subdivision thereof, whether federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, or any court, arbitrator or tribunal (or any department, bureau or division thereof).

“Hazardous Materials” shall mean any hazardous, toxic, chemical, or dangerous substance, pollutant, contaminant, waste, or material, including petroleum and asbestos, which is regulated under Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” shall mean, with respect to any Real Property, all buildings, structures, fixtures and other improvements of every kind now or hereafter located on such Real Property or connected thereto including, but not limited to, the right, title and interest of the owner of such Real Property in and to any alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent the Business has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures.

“Indebtedness” of any Person means: (a) unpaid principal amount of any indebtedness for borrowed money, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses; (b) amounts owing as deferred purchase price for property or services, including all capital leases, seller notes and “earnout” payments; (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses; (d) net obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit, to the extent drawn; or (e) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (d) above (subject to the following sentence). Notwithstanding the foregoing, “Indebtedness” shall not include (i) any letters of credit to the extent not drawn upon, (ii) non-cancellable purchase commitments, surety bonds and performance bonds, (iii) obligations under operating leases, or (iv) deferred Tax liabilities.

“Indemnification Claim” has the meaning as set forth in Section 12.4(a).

“Indemnified Party” shall mean any Person entitled to, or seeking, indemnification, compensation or reimbursement under the terms of this Agreement.

“Indemnifying Party” shall mean any Party obligated to provide indemnification, compensation or reimbursement, or against whom indemnification, compensation or reimbursement is sought, under the terms of this Agreement.

“Intellectual Property” shall mean any and all of the following to the extent protected by Intellectual Property Rights, or to the extent Intellectual Property Rights are embodied therein: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) social media accounts, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Works of Authorship; (f) Databases; (g) Trademarks; (h) Domain Names; (i) Trade Secrets; and (j) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” shall mean any and all rights (anywhere in the world, whether statutory Law, common Law or otherwise) relating to, arising from, or associated with Intellectual Property, including (a) patents and patent applications of any kind, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (b) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (c) other rights with respect to Software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e) rights with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights with respect to Domain Names, including registrations thereof and applications therefor; (g) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (h) rights with respect to Databases, including registrations thereof and applications therefor; (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (j) any rights equivalent or similar to any of the foregoing.

“Interim Period” shall mean the period commencing on the Merger Date and ending on the Closing Date.

“Inventory” shall mean all inventory, including raw materials, components, assembly items, work in process, semi-finished goods, finished goods, accessories and merchandise, spare parts, packaging and other supplies related thereto.

“IP Assignment Agreement” has the meaning as set forth in Section 4.2(a)(iv).

“IP Cross License Agreement” has the meaning as set forth in the Recitals to this Agreement.

“IRS” has the meaning as set forth in Section 5.11(a).

“Joint Ventures” shall mean those entities set forth on Schedule 1.1 – Joint Ventures.

“JV Equity Interests” has the meaning as set forth in Section 5.2(a).

“Knowledge of Seller” or any similar phrase shall mean, with respect to any matter in question, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1- Knowledge of Seller.

“Law” shall mean any domestic or foreign federal, state, territorial or local law (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, directive, code, rule, regulation, administrative interpretation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Liability” shall mean any liability or other obligation or commitment, whether accrued or fixed, absolute or contingent, matured or unmatured, determined, determinable or undeterminable, choate or inchoate, asserted or unasserted, known or unknown, including those arising under any Law or Contract.

“Lien” shall mean any mortgage, pledge, hypothecation, charge, assessment, preference, security interest, attachment, claim, restriction, including transfer restrictions and real property restrictive covenants, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect.

“Loss” or “Losses” shall mean any direct or indirect Liability, claim, loss, damage, deficiency, Lien, settlement cost, fine, cost, interest, award, judgment, penalty, charge or expense, including reasonable attorneys’ fees and consultants’ fees and expenses; provided, however, that Losses shall not include (i) punitive damages (other than those payable to unaffiliated third parties) or (ii) consequential, special or other exemplary, incidental or indirect damages or any damages for lost profits, unrealized expectations or damages computed on a multiple of earnings or similar basis.

“Material Non-Assignable Asset” means a Non-Assignable Asset: (a) under which Seller or its Subsidiaries are obligated to deliver railcars and such railcars have not been delivered as of the Closing Date; (b) under which any other material obligations of Seller or its Subsidiaries to perform remain outstanding as of the Closing Date, other than with respect to this clause (b) obligations related to or arising from (x) warranties, indemnities, confidentiality or similar obligations, (y) any purchase orders and related terms and conditions, or (z) any contract for goods or services that is not directly related to the manufacturing of railcars or railcar parts, materials or components used therein; or (c) that is a Business Material Contract.

“Merger Agreement” has the meaning as set forth in Section 2.4(c).

“Merger Date” shall mean December 5, 2018, which date is the date of the closing of the merger under the Merger Agreement.

“Minor Claim” has the meaning as set forth in Section 12.3(a).

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Non-Assignable Assets” has the meaning as set forth in Section 2.5(a).

“Non-Recourse Party” shall mean, with respect to any Person, any of such Person’s former, current and future equity holders, controlling Persons, Representatives, Affiliates, members, managers or general or limited partners of any of the foregoing.

“OFAC” has the meaning as set forth in Section 5.19(c).

“Offered Employees” has the meaning as set forth in Section 9.1(a).

“Opco Credit Agreement” shall mean that certain Term Loan Credit Agreement, dated as of December 5, 2018, among STL Holdco, LLC, a Delaware limited liability company, STL Parent Corp., a Delaware corporation, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as the administrative agent and the collateral agent (as such agreement may be revised, amended, replaced, refinanced or superseded, from time to time).

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any stockholders’, limited liability company, entity, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and similar documents relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” has the meaning as set forth in Section 2.4(c).

“Party” or “Parties” has the meaning as set forth in the Preamble to this Agreement.

“Payoff Letters” has the meaning as set forth in Section 8.12.

“PBGC” has the meaning as set forth in Section 5.11(g).

“Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created for Seller or any of its Subsidiaries by any Governmental Authority.

“Permitted Liens” shall mean (a) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate measures (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Actions (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Transferred Real Property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record set forth in the applicable Proforma Title Policy, (e) with respect to any Transferred Real Property, any matters shown in Existing Surveys or ZIP Maps of such Transferred Real Property; (f) covenants, conditions, restrictions, easements, non-monetary encumbrances and other similar matters imposed on any Transferred Real Property which, individually or in the aggregate, do not and would not have a material adverse effect on such Transferred Real Property; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens and liens securing rental payments under capital lease arrangements; (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business to vendors, customers and suppliers of the Business and (j) Liens that will be released at, or prior to, the Closing Date.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” means information related to an identified or identifiable person, including name, mailing address, telephone number, email address, social security number, driver’s license number, credit or debit card number, or financial account information.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proforma Title Policy” shall mean the proforma Title Policy with endorsements for each Transferred Owned Real Property.

“Purchase Price” shall mean (a) from the Closing until the delivery by Buyer Parent of the Closing Statement, the Estimated Closing Purchase Price, (b) from the delivery by Buyer Parent of the Closing Statement until the determination of the Final Purchase Price, the Buyer-Calculated Purchase Price and (c) from and after the determination of the Final Purchase Price, the Final Purchase Price.

“Purchase Price Allocation” has the meaning as set forth in Section 3.4.

“Railcar Equipment Services Agreement” has the meaning as set forth in Section 4.2(a)(xiii).

“Railcar Lease Fleet” shall mean all railcars bearing Reporting Marks owned or controlled by Seller or any of its Affiliates, or for which Seller or any of its Affiliates is otherwise considered to be the lessor or owner thereof.

“Railcar Lease Fleet FRA Liabilities” shall mean any Loss related to or otherwise based on any Action, obligation, liability, guaranty, warranty, contractual commitment or indemnity pertaining to any railcar in the Railcar Lease Fleet or any product or component which is part of any railcar in the Railcar Lease Fleet which directly or indirectly is the result of the FRA Directive. For the avoidance of doubt, any Loss attributable to the FRA Directive which may also give rise to an Action or other claim based on any warranty, indemnity, liability, guaranty, contractual commitment or other obligation, shall be considered to constitute Railcar Lease Fleet FRA Liabilities for purposes of this Agreement.

“Railcar Volume Supply Agreement” has the meaning as set forth in Section 4.2(a)(xii).

“Real Property” shall mean real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all Improvements thereon.

“Registered IP” shall mean all the Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Release” shall mean any spill, leak, discharge, presence of, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into, or otherwise enter, the environment.

“Reporting Marks” shall mean identification marks of railcars maintained pursuant to the UMLER registry system.

“Representatives” shall mean with respect to any Person, such Person’s officers, directors, managers, general partners, employees, subsidiaries, attorneys, investment bankers, advisors, accountants, agents and representatives.

“Retained Employee Benefit Plans” shall mean all Employee Benefit Plans of Seller and/or its Affiliates that are not Transferred Employee Benefits Plans.

“Retained Real Property Leases” shall mean the leases and subleases of Real Property of Seller or any of its Subsidiaries that are not Transferred Leases.

“Sanctioned Country” has the meaning as set forth in Section 5.19(c).

“Sanctioned Persons” has the meaning as set forth in Section 5.19(c).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Seller” has the meaning as set forth in the Preamble to this Agreement.

“Seller Business Indebtedness” shall mean (a) the Indebtedness of Seller or any of its Affiliates secured by Liens on any of the Acquired Assets or (b) any Indebtedness of Seller or any of its Affiliates that primarily relates to the Business, including any Indebtedness under the Opco Credit Agreement, but excluding any Indebtedness (i) set forth on Schedule 1.1 – Seller Business Indebtedness or (ii) incurred prior to the Closing as expressly permitted by Section 7.2(k)(i).

“Seller Disclosure Schedule” has the meaning as set forth in Article V.

“Seller Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 5.1 (Seller’s Organization and Good Standing; Authority and Enforceability), Section 5.2 (JV Equity Interests; Conveyed Equity Interests; Capital Structure) and Section 5.20 (Brokerage Fees).

“Seller Group” shall mean Seller and the Transferred Subsidiaries.

“Seller Indemnified Parties” has the meaning as set forth in Section 12.2(b).

“Seller Prorated Taxes” has the meaning as set forth in Section 2.7.

“Seller SEC Documents” shall mean all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by Seller with the SEC since January 1, 2017.

“Seller Surviving Representations” has the meaning as set forth in Section 12.1(a).

“Seller Taxes” shall mean: (a) any and all Taxes imposed on or assessed against Seller for any taxable period; and (b) Seller’s fifty percent (50%) share of any and all Transfer Taxes pursuant to Section 10.2.

“Software” shall mean computer software and programs in any form, including operating systems, database management code, firmware and utilities, and all related documentation, developer notes, comments and annotations.

“Specified Contract” shall mean the Contracts listed on Section 1.1 – Specified Contract of the Seller Disclosure Schedules, together with any purchase orders that may be issued thereunder.

“Straddle Period” shall mean any period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (b) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner or manager or managing member (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership or limited liability company); provided, however, that no Joint Venture shall be considered a Subsidiary of Seller or any of its Subsidiaries.

“Survival Period” has the meaning as set forth in Section 12.1(d).

“Tangible Property” shall mean all furniture, fixtures, equipment (including motor vehicles, development tools, testing equipment, factory test equipment and IT equipment), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property (other than Inventory) of every kind (wherever located and whether or not carried on the books and records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Working Capital Value” shall mean the amount set forth on Schedule 1.1 – Working Capital.

“Tax” shall mean (a) all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing, and (b) any liability for any amount described in clause (a) of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or operation of Law or otherwise.

“Tax Payment Amount” shall mean $49,000,000.

“Tax Proceeding” has the meaning as set forth in Section 10.1(a).

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

“Taxing Authority” shall mean any applicable Governmental Authority responsible for the administration of any Tax.

“Third Party” shall mean any Person other than Buyers, Seller, and their respective Affiliates.

“Third Party Claim” has the meaning as set forth in Section 12.5.

“Title Company” shall mean (a) with respect to those certain Transferred Real Properties located in (i) Paragould, Arkansas and (i) Marmaduke, Arkansas, First American Title Insurance Company, and (b) with respect to those certain Transferred Real Properties located in (i) Kennett, Missouri, (ii) Longview, Texas, and (iii) Jackson, Missouri, Chicago Title Insurance Company.

“Title Policies” shall mean, with respect to each Transferred Owned Real Property, a 2006 ALTA Owner’s extended coverage title insurance policy, in a form reasonably acceptable to Buyers and in accordance with the state requirements of the state where the applicable Transferred Owned Real Property is located (an irrevocable commitment by the Title Company to issue such Title Policy in form reasonably acceptable to Buyers) insuring, for each such Transferred Owned Real Property, the fee simple title held by Buyers (or their designated transferee of such Transferred Owned Real Property), with coverage in the amount of the fair market value attributable to such Transferred Owned Real Property (as reasonably determined by Seller and Buyers) and subject only to Permitted Liens and no other material title defects and with the endorsements listed on Schedule 1.1 – Title Policies.

“Trade Secrets” shall mean trade secrets and all other proprietary confidential information, including inventions (whether or not patentable), invention disclosures, customer lists, marketing and other business strategies, plans and projections, customer, vendor and other business partner information, forms and types of financial, business, scientific, technical, economic or engineering information, pending patent applications, ideas, concepts, know-how, algorithms, apparatuses, patterns, plans, compilations, program devices, formulae, formulations, designs, prototypes, methods, techniques, processes, operating procedures, inventions, procedures, knowledge, models, specifications, configuration information, test results, studies, clinical data, chemistry, manufacturing and controls data and other data, databases and data sets, programs or code and associated documentation.

“Trademark License Agreement” has the meaning as set forth in the Recitals to this Agreement.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Transaction Agreements” shall mean this Agreement and the other agreements, certificates and instruments contemplated hereby, including the Convertible Note, Transition Services Agreement, the Railcar Volume Supply Agreement, the IP Cross License Agreement, the Trademark License Agreement the Bills of Sale, the Assignment and Assumption Agreements, the IP Assignment Agreements, the Assignments of Lease and the Assignments of Intangibles.

“Transaction Confidential Information” has the meaning as set forth in Section 8.5(c).

“Transaction Expense Amount” shall mean an amount equal to $5,995,000.

“Transactions” has the meaning as set forth in the Recitals to this Agreement.

“Transfer Taxes” has the meaning as set forth in Section 10.2.

“Transferred Accounts Receivable” shall mean all Accounts Receivable of Seller or any of its Subsidiaries to the extent primarily related to the Business as of the Closing Date and included in the calculation of Working Capital.

“Transferred Books and Records” shall mean the business records (including financial books and records), personnel records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, market studies, market research, customer surveys, designs, diagrams, drawings, specifications, technical data and production and quality control records and formulations, in each case, whether in physical or electronic form, of Seller or any of its Subsidiaries, to the extent primarily related to the Business.

“Transferred Contracts” shall mean all Contracts of Seller or any of its Subsidiaries to the extent primarily related to the Business (excluding Transferred Leases), including the Contracts set forth under the heading “Transferred Contracts” on Section 5.14(a) of the Seller Disclosure Schedule (as such schedule may be updated by the Parties prior to the Closing Date in accordance with Section 8.4(b)).

“Transferred Copyrights” shall mean all Copyrights owned by Seller or any of its Subsidiaries to the extent primarily related to or primarily used in the Business, including (as of the date hereof) the Copyrights listed on Schedule 1.1 – Transferred Copyrights, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Corporate Level Assets” shall mean the corporate assets set forth on Schedule 1.1 – Transferred Corporate Level Assets, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Employee Benefit Plans” shall mean the Employee Benefit Plans set forth on Schedule 1.1 – Transferred Employee Benefit Plans, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Employee Liabilities” shall mean the Liabilities of Seller or any of its Subsidiaries to the extent primarily related to the Transferred Employees, including (as of the date hereof) the Liabilities set forth on Schedule 1.1 – Transferred Employee Liabilities, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Employees” has the meaning as set forth in Section 9.1(a).

“Transferred Inventory” shall mean all Inventory owned by Seller or any of its Subsidiaries to the extent primarily related to or primarily used in the Business and included in the calculation of Working Capital.

“Transferred IP” shall mean all Intellectual Property and Intellectual Property Rights owned by Seller or any of its Subsidiaries to the extent primarily related to or primarily used in the Business, including (as of the date hereof) the Intellectual Property and Intellectual Property Rights set forth on Schedule 1.1 – Transferred IP, including Transferred Copyrights, Transferred Patents and Transferred Trademarks, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Leased Real Property” has the meaning as set forth in Section 5.16(b).

“Transferred Leases” shall mean the leases and subleases of Real Property set forth on Schedule 1.1 – Transferred Leases, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Owned Real Property” has the meaning as set forth in Section 5.16(a).

“Transferred Owned Real Property Closing Documents” has the meaning as set forth in Section 4.1.

“Transferred Patents” shall mean all Patents owned by Seller or any of its Subsidiaries to the extent primarily related to or primarily used in the Business, including (as of the date hereof) the Patents listed on Schedule 1.1 – Transferred Patents, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Permits” shall mean all Permits (and such pending applications therefor or renewals thereof) of Seller or any of its Subsidiaries to the extent primarily related to or primarily used in the Business, including (as of the date hereof) the Permits set forth on Schedule 1.1 – Transferred Permits, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Real Property” shall mean all Real Property set forth on Schedule 1.1 – Transferred Real Property, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Real Property Deeds” has the meaning as set forth in Section 4.2(a)(ix).

“Transferred Real Property Intangibles” shall mean Seller’s right, title and interest in all transferable or assignable (a) certificate(s) of occupancy, building or equipment permits, consents, authorizations, variances, waivers, licenses, permits, certificates and approvals from any governmental or quasi-governmental authority necessary for the development or use of the

Transferred Real Property, (b) all plans and specifications and surveys in respect of the Transferred Real Property and (c) all transferable warranties or guaranties relating to the Transferred Real Property and the Improvements thereon, including design, construction and equipment warranties and claims.

“Transferred Restricted Cash” shall mean all Cash and Cash Equivalents to the extent primarily related to the Business and maintained for the benefit of a third party (whether in trust, escrow or custodial accounts or in the custody of a third party) and are unavailable for day-to-day use of the Business, including security deposits for the Transferred Real Property and, to the extent applicable, deposits in respect of any railcars to be manufactured by the Business, in each case, including (as of the date hereof) the Cash and Cash Equivalents set forth on Schedule 1.1 – Transferred Restricted Cash, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Subsidiaries” shall mean Castings, LLC, a Delaware limited liability company, ARI Component Venture, LLC, a Delaware limited liability company, and Southwest Steel Casting Company, LLC, a Texas limited liability company.

“Transferred Tangible Property” shall mean all Tangible Property owned by Seller or any of its Subsidiaries to the extent primarily related to or primarily used in the Business, including (as of the date hereof) the Tangible Property set forth on Schedule 1.1 – Transferred Tangible Property, as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transferred Trademarks” shall mean all Trademarks owned by Seller or any of its Subsidiaries to the extent primarily related to or primarily used in the Business, including (as of the date hereof) the Trademarks listed on Schedule 1.1 – Transferred Trademarks (including American Railcar Industries and ARI and any derivatives thereof), as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b).

“Transition Services Agreement” has the meaning as set forth in the Recitals to this Agreement.

“U.S. Securities Laws” shall mean the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

“Working Capital” shall mean, as of any date, (x) the total current assets included in the Acquired Assets and of the type set forth on Schedule 1.1 – Working Capital under the heading “Current Assets” less (y) the total current liabilities of the Business included in the Assumed Liabilities and of the type set forth on Schedule 1.1 – Working Capital under the heading “Current Liabilities”, in each case calculated in accordance with GAAP and consistent with the principles of the sample calculation of the Target Working Capital Value set forth on Schedule 1.1 – Working Capital; provided, however, that no amounts of Indebtedness shall be considered in the calculation of Working Capital.

“Works of Authorship” means Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, publications, and other works of authorship and copyrightable subject matter.

“ZIP Maps” has the meaning set forth in Schedule 1.1 – Zip Maps.

1.2. Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement (as applicable) unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive.

(c) When used herein, references to “$” or “Dollars” shall be deemed to be references to U.S. dollars.

(d) The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns (if any). When reference is made to “Buyers,” “Seller,” or any of their respective “Subsidiaries” or “Affiliates,” such reference shall be interpreted broadly to include any or all “Buyers” or “Seller” or their respective “Subsidiaries” or “Affiliates,” respectively.

(f) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(j) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE II.

THE TRANSACTIONS

2.1. Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, or, as applicable, shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver to Buyer Sub, and Buyer Sub shall purchase, acquire and accept from Seller, and such Subsidiaries, as applicable, free and clear of all Liens (other than Permitted Liens), all of Seller’s or, as applicable, such Subsidiaries’ right, title and interest in and to all of the assets, property, Contracts, claims and rights of every kind and nature, whether tangible or intangible, whether real, personal or mixed, and wherever situated, to the extent primarily related to or primarily used in the Business, including the following (collectively, the “Acquired Assets”):

(a) the Conveyed Equity Interests;

(b) the Transferred Real Property;

(c) the Transferred Real Property Intangibles;

(d) the Transferred Tangible Property;

(e) the Transferred Inventory;

(f) the Transferred IP;

(g) the Transferred Leases;

(h) the Transferred Contracts;

(i) the Transferred Permits;

(j) the Transferred Books and Records;

(k) the Transferred Accounts Receivable;

(l) the Transferred Corporate Level Assets;

(m) the Transferred Employee Benefit Plans;

(n) all claims, demands, credits, causes of action, choses in action, rights of setoff and rights of recoupment against third parties primarily relating to the Acquired Assets or the Assumed Liabilities, arising from facts, events, actions or inactions occurring whether before or after the Closing, including rights under manufacturers’ and vendors’ warranties;

(o) with respect to the Transferred IP, the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority, including rights to damages and payments for past, present and future infringements or misappropriations thereof, as well as all goodwill associated with such Intellectual Property Rights;

(p) all insurance benefits, including rights and proceeds, to the extent primarily relating to the Business, the Acquired Assets or the Assumed Liabilities and to the extent paid following the Closing;

(q) all insurance benefits, including rights and proceeds, to the extent primarily relating to the Business, the Acquired Assets or the Assumed Liabilities and to the extent paid following the date of this Agreement and prior to the Closing, but only to the extent such benefits, rights and proceeds are not used to purchase Acquired Assets prior to Closing;

(r) all deferred and prepaid charges, recoverable deposits, advances, expenses, sums and fees solely to the extent primarily related to the Business arising from payments made prior to the Closing Date for goods or services where such goods or services have not been received as of the Closing Date;

(s) the Transferred Restricted Cash; and

(t) all goodwill associated with any of the assets, properties, claims and rights set forth above in this Section 2.1.

2.2. Excluded Assets. The Parties acknowledge and agree that the following assets, properties and rights of Seller or any of its Subsidiaries (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller and its Subsidiaries after the Closing:

(a) all Real Property that is not Transferred Real Property;

(b) all Tangible Property that is not Transferred Tangible Property;

(c) the Retained Real Property Leases;

(d) all Contracts that are not Transferred Contracts, and the Contracts set forth on Schedule 2.2(d);

(e) all Permits that are not Transferred Permits;

(f) all books and records of Seller and its Subsidiaries that are not Transferred Books and Records (including all minute books, stock ledgers and Tax records and all employee-related or employee benefit-related files or records other than personnel files of Transferred Employees or the Transferred Employee Benefit Plans);

(g) all Cash and Cash Equivalents (other than any Transferred Restricted Cash or any proceeds under Sections 2.1(p) or 2.1(q)) of Seller and its Subsidiaries, and all uncleared checks, wires ACH settlements and drafts, but only, in each case, to the extent not included as a current asset for purposes of calculating Working Capital;

(h) all Retained Employee Benefit Plans;

(i) all rights of Seller and its Subsidiaries under this Agreement and the other Transaction Agreements;

(j) all rights arising from Excluded Liabilities, including all claims, causes of action and rights against any third party to the extent relating to any Excluded Liabilities (including rights of set-off, rights to refunds and rights of recoupment from or against any such third party);

(k) all rights to Tax refunds, credits or similar benefits relating to the Acquired Assets or the Business to the extent attributable to periods, or portions of periods, ending on or before the Closing Date;

(l) except for the Conveyed Equity Interests, all stock or other equity interests in any Person, but only to the extent not primarily related to the Acquired Assets or the Business or otherwise held directly or indirectly by the Transferred Subsidiaries;

(m) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder, subject to Sections 2.1(p) and 2.1(q);

(n) all assets, properties and rights in the Railcar Lease Fleet, together with any railcars which have been manufactured by Seller or any Subsidiary thereof prior to the Closing, in order to be leased by Seller or any Subsidiary thereof, or any Affiliate thereof, including ITE Rail Fund L.P., to a third party, but excluding any railcars that (i) are still in the process of being manufactured or (ii) are treated as inventory under GAAP and the accounting policies of Seller, in each case, at the Closing;

(o) all corporate-level assets of Seller or any of its Subsidiaries to the extent such corporate-level assets are not Transferred Corporate Level Assets

(p) any assets, properties and rights held by any of Longtrain Leasing I, LLC, a Delaware limited liability company, Longtrain Leasing, II LLC, a Delaware limited liability company, Longtrain Leasing, III LLC, a Delaware limited liability company, ARI Longtrain Inc., a Delaware corporation, or STL Asset, LLC, a Delaware limited liability company, including those set forth on Schedule 2.2(p);

(q) any assets, properties and rights set forth on Schedule 2.2(r);

(r) all Reporting Marks utilized in the Railcar Lease Fleet; and

(s) all right, title and interest in and to all property and assets, real, personal, mixed, tangible and intangible, of every kind and description, not primarily used or held for use in connection with the operation or conduct of the Business, including all right, title and interest in and to all property and assets, real, personal, mixed, tangible and intangible, of every kind and description, whether or not reflected on the books and records of Seller and its Subsidiaries and wherever located, used or held for use in connection with the operation or conduct of any business of Seller or its Subsidiaries as of the Closing Date other than the Business and not primarily used or held for use in connection with the operation or conduct of the Business.

2.3. Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer Sub shall assume (or, where applicable, cause its Subsidiaries to assume), become liable to pay, perform and discharge when due, and Buyer Parent shall indemnify and hold harmless Seller and its Affiliates from and against all Losses related or attributable to, all Liabilities of Seller and its Subsidiaries to the extent related to the Acquired Assets or primarily related to the Business, whether or not known or accrued and whether arising before or after the Closing (except to the extent any such Liabilities are Excluded Liabilities), including the following (collectively, the “Assumed Liabilities”):

(a) all Liabilities to the extent primarily related to the Business or related to the Acquired Assets (including, for the avoidance of doubt, the Transferred Contracts, Transferred Permits and Transferred Leases), in each case, whether arising by Law or Contract, including the Liabilities set forth on Schedule 2.3(a), as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b);

(b) all Accounts Payable and accrued payment obligations to the extent arising from the purchase of goods or materials or services primarily related to or primarily used in the Business as of the Closing Date and included in the calculation of Working Capital;

(c) all Liabilities of Buyers for Transfer Taxes allocable to Buyers under Section 10.2;

(d) all Railcar Lease Fleet FRA Liabilities, but only up to the FRA Accrual Amount as of the Closing Date;

(e) the Assumed PTO and all Transferred Employee Liabilities;

(f) all Liabilities or payment obligations relating to any indemnification obligations (pursuant to any statute, regulation, Contract, Organizational Document or otherwise) owed to any present or former director or officer of Seller, any Transferred Subsidiary or any Joint Venture, to the extent primarily relating to the Business, in each case, provided that Seller and its Subsidiaries shall first seek satisfaction of any applicable Liabilities from any insurance policy purchased by Seller or any of its Subsidiaries (i) until the limits on such policies have been met or exhausted or (ii) unless such claim is excluded pursuant to the terms of such insurance policies, before Buyers shall become obligated hereunder; and

(g) all other Liabilities arising out of or relating to the ownership or operation of the Business and the Acquired Assets by Buyer or its Affiliates on or after the Closing.

2.4. Liabilities Not Assumed. The Parties acknowledge and agree that none of Buyers nor any of their Affiliates shall assume or otherwise be responsible for, and Seller shall indemnify and hold harmless Buyers and their Affiliates from and against all Losses related or attributable to, all Liabilities of Seller or any of its Affiliates whether or not known or accrued and whether arising before or after the Closing (including, for the avoidance of doubt, any predecessor of Seller or any of their respective Affiliates or any prior owner of all or part of their respective businesses and assets) which are not Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:

(a) all Liabilities to the extent primarily relating to the operation or conduct by Seller or any of its Subsidiaries of any business other than the Business;

(b) all Liabilities to the extent not related to the Business or the Acquired Assets for any claim, demand or other Action against the Seller Group relating to the transactions contemplated by the Transaction Agreements by any current or former holder of securities of Seller;

(c) all Liabilities of Seller or any of its Affiliates, related to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2018, by and among STL Parent Corp. (“Parent”), Seller and Table Rock Merger Sub Corp., a wholly-owned subsidiary of Parent, pursuant to which Seller became a wholly-owned subsidiary of Parent upon the consummation of the transactions set forth therein;

(d) all Liabilities to the extent arising out of or relating to any Excluded Assets (except for any such Liabilities which are Assumed Liabilities);

(e) all Seller Taxes;

(f) all Liabilities under or relating to the Retained Employee Benefit Plans (other than the Assumed PTO and the Transferred Employee Liabilities);

(g) all Liabilities, including any Liability to gross-up any Transferred Employee, solely relating to or arising out of the payment by Seller to any Offered Employees of any “excess parachute payments” within the meaning of Section 280G of the Code as a result of the Transactions;

(h) all Controlled Group Liability of Seller or any ERISA Affiliate;

(i) all Indebtedness of Seller or any of its Affiliates, except to the extent (i) set forth on Schedule 1.1 – Seller Business Indebtedness or (ii) incurred after the date of this Agreement and prior to the Closing as expressly permitted by Section 7.2(k)(i);

(j) all payables that are not Assumed Liabilities;

(k) all Liabilities to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses payable by Seller pursuant to Section 13.5;

(l) all Liabilities related to any Contract required to be terminated pursuant to Section 8.14 or otherwise entered into in breach of Section 8.14;

(m) all Liabilities related to that certain Environmental Condition at Seller’s facilities in Jackson, Missouri, but only to the extent Seller actually receives full indemnification (which Seller agrees to use commercially reasonable efforts to pursue) with respect to such Liabilities under that certain Asset Transfer Agreement, by and among Seller, ACF Industries, LLC and Carl Icahn, dated October 1, 1994; and

(n) all Railcar Lease Fleet FRA Liabilities in excess of the FRA Accrual Amount as of the Closing Date.

2.5. Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any Acquired Asset to Buyers (provided that this Section 2.5(a) shall not affect whether any asset, property or right shall be deemed to be an Acquired Asset or Assumed Liability for any other purpose under this Agreement), or for Buyers to assume any Assumed Liability, in each case which is not transferable or non-assignable, as applicable, without the consent or waiver of a third party (including any Governmental Authority), in each case unless and until such consent or waiver shall have been obtained (collectively, “Non-Assignable Assets”); provided, however, that, subject to the satisfaction or waiver of the conditions set forth in Section 4.3, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.

(b) Seller shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain, or to cause to be obtained, all consents, approvals and waivers required from a third party in connection with any Material Non-Assignable Asset on terms that will ensure that Buyers and their Affiliates maintain and preserve the rights and benefits under the Material Non-Assignable Assets following the consummation of the Transactions that were enjoyed by Seller, and its Affiliates as of the date hereof; provided, that, neither Seller nor any Subsidiary thereof shall be required to pay any amounts or provide other consideration in connection with obtaining any such consent, approval or waiver in connection with a Material Non-Assignable Asset. To the extent permitted by applicable Law, in the event any such consent, approval or waiver cannot be obtained prior to Closing, then from and after the Closing until such consent, approval or waiver shall have been obtained (or earlier termination or expiration of the applicable Contract), (i) Seller (x) with respect to each Non-Assignable Asset (other than the Specified Contract, if the Specified Contract is a Non-Assignable Asset), shall use commercially reasonable efforts to, and (y) with respect to the Specified Contract (if the Specified Contract is a Non-Assignable Asset), shall, in the case of clause (x) and clause (y), provide Buyer with the benefits under each Non-Assignable Asset as if such Non-Assignable Asset had been assigned to Buyer (including by means of any licensing, operating, subcontracting, sublicensing or subleasing arrangement and by paying over to Buyer any money or other consideration contemplated under Section 8.10(a)), (ii) Seller shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to maintain good relations with any obligee or other counterparty in connection with such Non-Assignable Asset, (iii) Buyer (x) with respect to each Non-Assignable Asset (other than the Specified Contract, if the Specified Contract is a Non-Assignable Asset), shall use commercially reasonable efforts to, and (y) with respect to the Specified Contract (if the Specified Contract is a Non-Assignable Asset), shall, in the case of clause (x) and clause (y), pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller) all of the covenants and obligations of Seller incurred with respect to such Non-Assignable Asset or any Transferred Contract under which Seller or its Subsidiaries have not been discharged fully from its or their obligations thereunder and (iv) Buyers and Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the other Transaction Agreements; provided, in each case, that neither Seller nor any Subsidiary thereof shall be required to incur any out-of-pocket costs. If and when such consent, approval or waiver is obtained, Seller shall, and shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver such Non-Assignable Assets to Buyers for no additional consideration. Notwithstanding the foregoing, with respect to any Non-Assignable Asset that is a Contract relating to Software, the obligations of each Party pursuant to this Section 2.5 shall in no event extend beyond the one year anniversary of the Closing Date.

(c) In furtherance of, and without limiting or conditioning any of the rights, remedies, liabilities, and obligations pursuant to this Agreement, including the other provisions of this Section 2.5, prior to the Closing Date, each Party shall, and shall cause its Subsidiaries to, cooperate in good faith to more fully document, in a form reasonably satisfactory to Seller and Buyer Parent, the undertakings set forth in Section 2.5(b)(iii)(y) of this Agreement, including reasonably cooperating with the counterparty to the Specified Contract to amend the existing Specified Contract. Notwithstanding the foregoing sentence, the failure of the Parties (or their Subsidiaries) to reach such an agreement shall not impair, modify, delay, amend, or constitute a waiver of any of the provisions of this Agreement or the enforceability thereof, including the other provisions of this Section 2.5.

2.6. Title and Risk. Seller shall continue to carry on the Business for its own benefit and at its own risk up to the Closing. The Acquired Assets and the Business shall be at the risk of Buyers only after the Closing.

2.7. Prorations. With respect to accrued Taxes for Transferred Real Property, Transferred Tangible Property and other similar Taxes, utility and similar payments arising from the ownership or use of the Acquired Assets, the Assumed Liabilities and the operation of the Business, the accrued rents and other payments under the Transferred Leases and the Transferred Contracts and similar accrued items all as relating to a Straddle Period, (i) Buyers shall be responsible for the pro rata portion thereof based upon the number of days in such Straddle Period following (but not including) the Closing Date as a percentage of the total number of days in such Straddle Period and (ii) Seller shall be responsible for the pro rata portion thereof based upon the number of days in such Straddle Period prior to and including the Closing Date as a percentage of the total number of days in such Straddle Period (the “Seller Prorated Taxes”). Buyer Parent shall deliver written notice to Seller specifying the amount of such Seller Prorated Taxes, together with a reasonably detailed calculation thereof, and Seller shall promptly pay the amount of such Seller Prorated Taxes to Buyer Parent. Buyer Parent shall, within forty-five (45) days of the Closing Date, deliver written notice to Seller specifying the amount of such Seller Prorated Taxes, together with a reasonably detailed calculation thereof. If Seller agrees with Buyer Parent’s calculation, Seller shall promptly pay the amount of such Seller Prorated Taxes to Buyer Parent. If Seller disagrees with Buyer Parent’s calculation, Seller shall notify Buyer Parent in writing of such disagreement within forty-five (45) days after delivery of the notice specifying Buyer Parent’s calculation of the Seller Prorated Taxes, and Seller and Buyer Parent will negotiate in good faith to determine the amount of Seller Prorated Taxes (after which Seller shall promptly pay the amount of such Seller Prorated Taxes to Buyer Parent).

2.8. Further Assurances. From time to time following the Closing, Seller and Buyers shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively sell, transfer, assign, and convey and deliver to Buyers all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be expressly conveyed to Buyers under this Agreement and to fully and effectively sell, transfer, assign, and convey and deliver to Buyers and their Subsidiaries the Assumed Liabilities intended to be assumed by Buyers under this Agreement, and to otherwise make effective the transactions contemplated hereby and to confirm the right, title or interest of Buyers in the Acquired Assets, including (i) promptly transferring and/or delivering back to Seller and its Subsidiaries any asset or Liability contemplated by this Agreement to be an Excluded Asset or an Excluded Liability, respectively, which asset or Liability was transferred and/or delivered to Buyers at the Closing and (ii) promptly transferring and/or delivering to Buyers any asset or Liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which was not transferred and/or delivered to Buyers at the Closing, in each case of the preceding clauses (i) and (ii), without further consideration paid by any Party.

ARTICLE III.

PURCHASE PRICE

3.1. Estimated Closing Statement.

(a) For purposes of determining the amount of cash to be paid as the Estimated Closing Payment by Buyer Sub (or, if any portion is not paid by Buyer Sub, by Buyer Parent) at the Closing pursuant to Section 3.1(b), Seller shall prepare and deliver to Buyer Parent, not less than three (3) Business Days before the Closing Date:

(i) a good faith estimate of the Closing Working Capital (such amount, the “Estimated Closing Working Capital”);

(ii) a good faith estimate of the Business CapEx Amount (the “Estimated Business CapEx Amount”);

(iii) a good faith estimate of the Seller Business Indebtedness (the “Estimated Seller Business Indebtedness”);

(iv) a good faith estimate of the Estimated Closing Payment; and

(v) a good faith estimate of the Estimated Closing Purchase Price.

Seller agrees that it shall prepare such statement (the “Estimated Closing Statement”) in accordance with, as applicable, the definitions of “Closing Working Capital”, “Business CapEx Amount”, “Seller Business Indebtedness,” “Estimated Closing Payment” and “Estimated Closing

Purchase Price” as set forth herein and, in the case of the Estimated Closing Working Capital, in accordance with Schedule 1.1 – Working Capital, and Seller shall deliver together with such statement any supporting documentation and additional information as may be reasonably requested by Buyer Parent with respect to the amounts set forth therein. Seller shall use commercially reasonable efforts to provide reasonable access, during normal business hours and in a manner so as to not unreasonably interfere with the normal business operations of Seller or any of its Affiliates, to such personnel as are reasonably necessary to assist Buyers in their review of the Estimated Closing Statement, and Seller shall consider in good faith any reasonable comments or changes proposed by Buyer with respect to the Estimated Closing Statement or any amounts included therein.

(b) At the Closing:

(i) (A) an amount equal to the Estimated Closing Payment in U.S. dollars shall be paid by Buyer Sub (or, if any portion is not paid by Buyer Sub, by Buyer Parent) to Seller or its designee(s) in accordance with wire transfer instructions delivered to Buyer Parent no later than two (2) Business Days prior to the Closing Date and (B) the Convertible Note shall be issued by Buyer Parent to Seller;

(ii) the Assumed Liabilities shall be assumed by Buyer by the execution and delivery of the Assignment and Assumption Agreement; and

(iii) the amounts set forth in the Payoff Letters delivered pursuant to Section 8.12, which amounts shall be included in the Estimated Seller Business Indebtedness, shall be paid by Buyer Sub (or, if any portion is not paid by Buyer Sub, by Buyer Parent) to the applicable lenders or other parties as set forth in the Payoff Letters in accordance with wire transfer instructions set forth in the Payoff Letters.

3.2. Closing Statement.

(a) As promptly as practicable (and, in any event, within 60 days after the Closing), Buyer Parent shall prepare and deliver to Seller a statement setting forth Buyers’ calculation of:

(i) the Closing Working Capital (the “Buyer-Calculated Closing Working Capital”);

(ii) the Business CapEx Amount (the “Buyer-Calculated Business CapEx Amount”);

(iii) the Seller Business Indebtedness (the “Buyer-Calculated Seller Business Indebtedness”);

(iv) the Buyer-Calculated Closing Payment; and

(v) the Buyer-Calculated Purchase Price (the “Closing Statement”).

(b) The Parties agree that the purpose of preparing the Closing Statement and determining the Buyer-Calculated Closing Working Capital, the Buyer-Calculated Business CapEx Amount, the Buyer-Calculated Seller Business Indebtedness, the Buyer-Calculated Closing Payment, the Buyer-Calculated Purchase Price and the related adjustment contemplated by this Section 3.2 is to measure the amount of the Closing Working Capital, the Business CapEx Amount and the Seller Business Indebtedness, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies.

3.3. Purchase Price Disputes.

(a) The Parties agree to use commercially reasonable efforts to provide each other and their respective representatives reasonable access to their respective books, records and personnel (during normal business hours), and in a manner so as to not unreasonably interfere with the normal business operations of the Business, to the extent relating to the Business and reasonably necessary throughout the periods during which the Closing Statement is being prepared or evaluated and any disputes that may arise under this Section 3.3 are being resolved.

(b) If Seller disagrees with the determination of the Closing Statement, Seller shall notify Buyer Parent in writing of such disagreement within forty-five (45) days after delivery of the Closing Statement, which written notice shall set forth any such disagreement in reasonable detail (“Disagreement Notice”). Matters included in the calculations in the Closing Statement to which Seller does not object in the Disagreement Notice shall be deemed accepted by Seller and shall not be subject to further dispute or review.

(c) Buyer Parent and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Buyer Parent and Seller shall be final and binding upon the Parties.

(d) If Buyer Parent and Seller are unable to resolve any disagreement as contemplated by Section 3.3(b) within thirty (30) days after delivery by Seller of a Disagreement Notice, Buyer Parent and Seller shall jointly appoint the Accounting Firm to resolve such disagreement. The parties shall instruct the Accounting Firm to consider only those items and amounts set forth in the Closing Statement as to which Seller has disagreed pursuant to a Disagreement Notice and Buyer Parent and Seller have not resolved such disagreement. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether such calculation was done in accordance with the terms hereof, the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions or procedures used to prepare the Closing Statement, and whether there were mathematical errors in the calculation of the Closing Statement, and the Accounting Firm shall not make any other determination. The Accounting Firm shall make its determination based solely on written submissions, presentations and supporting material provided by Buyer Parent and Seller and not pursuant to any independent review. In resolving any such disagreement, the Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by Buyer Parent or by Seller or less than the lowest value for such item claimed by Buyer Parent or by Seller. Buyer Parent and Seller shall use commercially reasonable efforts to cause the Accounting Firm to deliver to all parties, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report, absent manifest mathematical error, shall be final and binding upon the parties and upon which a judgment may be entered by a court having jurisdiction thereover. The fees, costs and expenses of the Accounting Firm arising in connection with this Section 3.3 shall be borne by the parties in such proportion to reflect the relative amount of each party’s determination that has been modified pursuant to the Accounting Firm’s report. For example, if Seller claims in the Disagreement Notice that it is entitled to an adjustment payment of $100,000, but the Accounting Firm determines that Seller has a valid claim for only $30,000, then Buyer Parent shall bear thirty percent (30%) of the fees, costs and expenses of the Accounting Firm and Seller shall bear the other seventy percent (70%) of such fees, costs and expenses.

(e) If the Final Closing Payment is less than the Estimated Closing Payment, Seller shall pay to Buyer Parent the total amount of such deficit, and if the Final Closing Payment exceeds the Estimated Closing Payment, Buyer Parent shall pay to Seller the total amount of such excess, in either case by wire transfer of immediately available U.S. dollar funds to an account designated by the Party receiving payment, within three (3) Business Days after the determination of the Final Closing Payment.

(f) Buyers and Seller agree that any payments made pursuant to this Section 3.3 shall be allocated in a manner consistent with any allocation agreed to pursuant to Section 3.4.

3.4. Allocation. Buyers and Seller shall allocate the Purchase Price, plus any Liabilities assumed or taken subject to and treated as consideration for federal income tax purposes and any other amounts treated as consideration for federal income tax purposes (such aggregate amount, the “Allocable Amount”), between (i) the Conveyed Equity Interests, on the one hand, and (ii) the Acquired Assets other than the Conveyed Equity Interests, on the other hand. The portion of the Allocable Amount described in clause (ii) shall then be allocated among each of the Acquired Assets (other than the Conveyed Equity Interests) (together with the allocation to the Conveyed Equity Interests described in clause (i), the “Purchase Price Allocation”). The Purchase Price Allocation shall be reasonable and, with respect to the portion of the Allocable Amount described in clause (ii), shall be prepared in accordance with the Code and the Treasury Regulations thereunder. Buyers shall prepare and deliver to Seller the Purchase Price Allocation within thirty (30) days of the final determination of the Final Purchase Price pursuant to Section 3.2, and revised copies from time to time to report any matters that need updating. All Tax Returns and reports filed by Buyers and Seller shall be prepared consistently with the Purchase Price Allocation or, if applicable, any update thereto. The Purchase Price Allocation shall be final and binding on the parties hereto, unless, within ten (10) calendar days after the date of receipt by Seller, Seller delivers to Buyer a written request for changes. If Seller delivers such a request, then Buyers and Seller shall undertake in good faith to resolve the issues raised in such request within thirty (30) calendar days. If the parties cannot reach a resolution, then Seller and Buyers shall cause the Accounting Firm to review and determine the correct treatment of the item or items in dispute. The cost of the Accounting Firm’s review and determination shall be allocated fifty percent (50%) to Seller and fifty percent (50%) to Buyers. The determination of the Accounting Firm shall be final and binding on the Parties. Buyers and Seller shall promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the allocation of the Purchase Price.

3.5. No Withholding. Buyers shall not deduct or withhold from any consideration payable or otherwise deliverable pursuant to this Agreement.

ARTICLE IV.

CLOSING

4.1. Closing. Unless this Agreement is validly terminated pursuant to Section 11.1, the closing of the Transactions (the “Closing”) shall take place at the offices of Paul Hastings LLP, 695 Town Center Drive, Costa Mesa, California 92626 (or remotely via the electronic exchange of executed documents and other closing deliverables) commencing at 7:00 a.m., California time, on a date which shall be the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Section 4.3 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Seller and Buyers may agree in writing. Notwithstanding the foregoing, on or prior to the Closing Date, Seller shall deliver (or cause to be delivered) the closing deliverables set forth in Sections 4.2(a)(ix), 4.2(a)(x) and 4.2(a)(xi), and Buyers shall deliver (or cause to be delivered) the closing deliverables set forth in Section 4.2(b)(vi) (all of the foregoing are collectively referred to herein as the “Transferred Owned Real Property Closing Documents”), in each case to the Title Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

4.2. Closing Deliveries.

(a) Seller’s Closing Deliveries. At the Closing and subject thereto, Seller shall deliver (or cause to be delivered) to Buyer Parent or, in the case of Sections 4.2(a)(ix), 4.2(a)(x) and 4.2(a)(xi) only, the Title Company in accordance with Section 4.1, the following:

(i) the Convertible Note, with a principal amount of Fifty Million Dollars (US $50,000,000.00) (the “Convertible Note Principal Amount”), and in substantially the form attached hereto as Exhibit A (the “Convertible Note”) executed by Seller;

(ii) the Bills of Sale, in substantially the form attached hereto as Exhibit B (collectively, the “Bills of Sale”) executed by Seller or its applicable Subsidiary;

(iii) the Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit C (collectively, the “Assignment and Assumption Agreement”), executed by Seller or its applicable Subsidiary;

(iv) the Intellectual Property Assignment Agreement, in substantially the form attached hereto as Exhibit D (the “IP Assignment Agreement”), executed by Seller or its applicable Subsidiary;

(v) to the extent requested by Buyer Parent at least ten (10) Business Days prior to the Closing Date, written letters of resignation effective as of the Closing from (1) each director or manager of each of the Transferred Subsidiaries and (2) each manager of each of the Joint Ventures appointed by Seller or any of its Affiliates;

(vi) an Assignment of the Transferred Real Property Intangibles in substantially the form attached hereto as Exhibit E (the “Assignment of Intangibles”) executed by Seller or its applicable Subsidiary;

(vii) a non-foreign affidavit from Seller dated as of the Closing Date, sworn under the penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Sections 1445 and 1446(f) stating that Seller is not a “foreign person” as defined in Code Sections 1445 and 1446;

(viii) instruments of transfer or stock powers representing the Conveyed Equity Interests;

(ix) original special warranty deeds in respect of the Transferred Owned Real Property in substantially the form attached hereto as Exhibit F (the “Transferred Real Property Deeds”), executed and acknowledged by Seller or its applicable Subsidiary;

(x) with respect to the Transferred Owned Real Property, Seller shall provide an owner’s affidavit in the jurisdiction in form attached hereto as Exhibit G, and such other customary affidavits and/or indemnities reasonably acceptable to Seller and sufficient in form and content to enable the Title Company to issue, at Buyers’ cost for the premium and extended coverage, a 2006 form of ALTA Owner Policy of Title Insurance in all states, other than Texas, and a T-1 Form Owner’s Policy of Title Insurance in Texas, subject only to Permitted Liens; provided, however, that in no event shall Seller or any of its Affiliates be obligated to deliver any non-imputation affidavits or indemnities or any other similar instruments;

(xi) with respect to the Transferred Owned Real Property, any Transfer Tax forms, documents or other instruments required to be filed under applicable Law by Seller or its applicable Affiliate, together with payment of the portion of any applicable Transfer Taxes payable by Seller or its applicable Affiliate in accordance with Section 10.2 of this Agreement;

(xii) the Railcar Volume Supply Agreement, in the form attached hereto as Exhibit H (the “Railcar Volume Supply Agreement”), executed by the applicable Affiliate of Seller; and

(xiii) the Rail Equipment Services Agreement, in the form attached hereto as Exhibit I (the “Railcar Equipment Services Agreement”), executed by the applicable Affiliate of Seller.

(b) Buyers’ Closing Deliveries. At the Closing and subject thereto, Buyers shall deliver (or cause to be delivered) to Seller or its designees or, in the case of in Section 4.2(b)(vi) only, the Title Company in accordance with Section 4.1, the following:

(i) (A) a cash payment in immediately available funds in the amount of the Estimated Closing Payment; (B) cash payments in immediately available funds in the amounts set forth in the Payoff Letters delivered pursuant to Section 8.12, to the applicable lenders or other parties as set forth in the Payoff Letters in accordance with wire transfer instructions set forth in the Payoff Letters; and (C) the Convertible Note, executed by Buyer Parent;

(ii) the Bills of Sale, executed by each applicable Buyer;

(iii) the Assignment and Assumption Agreements, executed by each applicable Buyer;

(iv) the IP Assignment Agreement, executed by each applicable Buyer;

(v) the Railcar Volume Supply Agreement, executed by Buyer Parent;

(vi) with respect to the Transferred Owned Real Property, any Transfer Tax forms, documents or other instruments required to be filed under applicable Law by the applicable Buyer, together with payment of the portion of any applicable Transfer Taxes payable by Buyers in accordance with Section 10.2 of this Agreement; and

(vii) the Railcar Equipment Services Agreement, executed by Buyer Parent.

4.3. Closing Conditions.

(a) Closing Conditions of Both Parties. The respective obligations of Buyers and Seller to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i) Receipt of Requisite Regulatory Approvals. All waiting periods (including extensions thereof) applicable to the Transactions under the HSR Act or under each applicable foreign antitrust or competition Law set forth on Section 4.3(a)(i) of the Seller Disclosure Schedule shall have expired or been terminated early.

(ii) Absence of Legal Restraints. No Law or Order enacted, issued or promulgated by any Governmental Authority shall be in effect on the Closing Date that makes illegal or otherwise prohibits or restrains the consummation of the Closing.

(b) Additional Closing Conditions of Buyers. The obligations of Buyers to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Buyers:

(i) Accuracy of Seller Representations and Warranties.

(A) Each of the Seller Fundamental Representations shall have been true and correct in all but de minimis respects on and as of the date of this Agreement and shall be true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such Seller Fundamental Representations that address matters only as of a specified date, which shall have been true and correct in all but de minimis respects as of such date).

(B) The representations and warranties of Seller set forth in Section 5.8(b) of this Agreement shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(C) Each of the representations and warranties of Seller set forth in this Agreement (other than the Seller Fundamental Representations and the representations and warranties of Seller set forth in Section 5.8(b)) shall have been true and correct in all respects (disregarding any “materiality” or “Business Material Adverse Effect” qualifier) on and as of the date of this Agreement and shall be true and correct in all respects (disregarding any “materiality” or “Business Material Adverse Effect” qualifier) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date), except where any failure to be true and correct has not had, individually or in the aggregate, a Business Material Adverse Effect.

(ii) Compliance with Covenants. Seller shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Seller prior to the Closing.

(iii) Absence of Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect.

(iv) Seller Closing Certificate. Buyers shall have received a certificate, duly executed by an authorized officer of Seller, certifying as to the matters set forth in Section 4.3(b)(i) and Section 4.3(b)(ii).

(v) Seller’s Closing Deliveries. Seller shall have delivered (or caused to be delivered) the following:

(A) Payoff Letters delivered pursuant to Section 8.12; and

(B) closing deliveries set forth in Section 4.2(a)(i) through Section 4.2(a)(ix).

(c) Additional Closing Conditions of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Seller:

(i) Accuracy of Buyer Representations and Warranties.

(A) Each of the Buyers’ Fundamental Representations shall have been true and correct in all but de minimis respects on and as of the date of this Agreement and shall be true and correct in all but de minimis respects on and as of the Closing

Date with the same force and effect as if made on and as of the Closing Date (other than any such Buyer Fundamental Representations that address matters only as of a specified date, which shall have been true and correct in all but de minimis respects as of such date).

(B) Each of the representations and warranties of Buyers set forth in this Agreement (other than the Buyers’ Fundamental Representations) shall have been true and correct in all respects (disregarding any “materiality” or “Buyers’ Material Adverse Effect” qualifier) on and as of the date of this Agreement and shall be true and correct in all respects (disregarding any “materiality” or “Buyers’ Material Adverse Effect” qualifier) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date), except where any failure to be true and correct has not had, individually or in the aggregate, a Buyers’ Material Adverse Effect.

(ii) Compliance with Covenants. Buyers shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Buyers prior to the Closing.

(iii) Buyers Closing Deliveries. Buyers shall have delivered (or caused to be delivered) the following:

(A) certificates, duly executed by an authorized officer of each Buyer, certifying as to the matters set forth in Section 4.3(c)(i) and Section 4.3(c)(ii); and

(B) the closing deliveries set forth in Section 4.2(b)(i) through Section 4.2(b)(vii).

4.4. Closing of the Transferred Owned Real Property. Prior to the Closing Date, Seller and Buyers shall reasonably cooperate in the preparation of closing escrow instructions with respect to the Transferred Owned Real Property Closing Documents to enable Seller, Buyers and the Title Company to close and consummate the sale of the Transferred Owned Real Property in accordance with the terms and conditions set forth in Article IV. In furtherance of the foregoing, no later than the Closing Date, Seller and Buyers (or either such Party’s attorneys, on behalf of such Party) shall execute such closing escrow instructions. Seller and Buyers shall each deposit such other instruments and funds as are reasonably required by the Title Company or otherwise required to close and consummate the sale of the Transferred Owned Real Property in accordance with the terms of this Agreement, in furtherance thereof any Seller Business Indebtedness which is required to be paid in connection with the Transferred Owned Real Property shall be paid through the Title Company escrow at Closing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as set forth in the disclosure schedule delivered by Seller to Buyers concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Seller

Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Agreement; provided, however, that any such disclosure against any section or subsection of this Article V shall be deemed to be a disclosure against each of the other sections and subsections of this Article V to the extent the applicability of such disclosure to such other sections and subsections is reasonably apparent on the face of such disclosure), and (b) as disclosed in the Seller SEC Documents filed since January 1, 2017 (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Seller SEC Documents, and any other disclosures contained in such Seller SEC Documents that are predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, Seller hereby represents and warrants to Buyers, as follows:

5.1. Seller’s Organization and Good Standing; Authority and Enforceability.

(a) Seller and each of the Transferred Subsidiaries (i) is a limited liability company, limited partnership, general partnership or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, organization or incorporation, as applicable, (ii) has all requisite limited liability company, limited partnership, general partnership or corporate power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except with respect to clause (iii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Seller has previously furnished to Buyer Parent a true and complete copy of the Organizational Documents of Seller and each of the Transferred Subsidiaries, in each case as amended as of the date of this Agreement, and each as so delivered is in full force and effect and no other amendments thereto have been approved by Seller. Neither Seller nor any Transferred Subsidiary is in material violation of any provision of its Organizational Documents.

(b) Seller has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which it is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Seller pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement, the other Transaction Agreements to which it is or will be a party and each certificate and other instrument required to be executed and delivered by Seller pursuant hereto or thereto, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller or any of its Subsidiaries as applicable. The board of directors of Seller has approved this Agreement, the other Transaction Agreements to which Seller is or will be a party and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any other Transaction Agreements to which

Seller is or will be a party or to consummate the Transactions on the terms set forth herein and therein.

(c) This Agreement, the other Transaction Agreements to which Seller is or will be a party and each certificate and other instrument required to be executed and delivered by it pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Persons party thereto, constitutes (or will constitute) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject in each case to bankruptcy, insolvency, moratorium, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

5.2. JV Equity Interests; Conveyed Equity Interests; Capital Structure.

(a) Section 5.2(a) of the Seller Disclosure Schedule sets forth (i) the outstanding equity interests (the “JV Equity Interests”) of each of the Joint Ventures which are owned (of record and beneficially) by the applicable Transferred Subsidiary and (ii) to the Knowledge of Seller, the outstanding equity interests of each of the Joint Ventures which are owned (of record and beneficially) by a Person other than Seller or one of its Affiliates. All of the JV Equity Interests are validly issued, fully paid and nonassessable, and a Transferred Subsidiary (as set forth on Section 5.2(a) of the Seller Disclosure Schedule) owns of record and beneficially all such JV Equity Interests, free and clear of all Liens, other than those imposed under applicable securities laws. Except as set forth in the Organizational Documents of each Joint Venture, there are no outstanding warrants, options, rights, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Joint Ventures is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of the Joint Ventures and no equity interests of any of the Joint Ventures are reserved for issuance for any purpose.

(b) Conveyed Equity Interests. Section 5.2(b) of the Seller Disclosure Schedule sets forth the outstanding equity interests (the “Conveyed Equity Interests”) of the Transferred Subsidiaries which are owned by Seller. All of the Conveyed Equity Interests are validly issued, fully paid and nonassessable, and Seller owns of record and beneficially all such Conveyed Equity Interests, free and clear of all Liens, other than those imposed under applicable securities laws. Except as set forth in the Organizational Documents of each Transferred Subsidiary, there are no outstanding warrants, options, rights, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Transferred Subsidiaries is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of the Transferred Subsidiaries and no equity interests of any of the Transferred Subsidiaries are reserved for issuance for any purpose.

5.3. No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is a party, and the consummation by Seller of the Transactions, do not and will not (i) conflict with or violate the Organizational Documents of Seller or any Transferred Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Business, the Acquired Assets, the Conveyed Equity Interests or any Transferred Subsidiary or any of their respective Subsidiaries or by which any of their respective properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien upon any of the Acquired Assets or Conveyed Equity Interests pursuant to, or give rise to any right of termination, cancellation, amendment or acceleration of, any Transferred Contract or Transferred Lease or (iv) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (ii) of subsection 5.3(b) below have been obtained and all filings described in such clauses have been made, give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or materially modify any material Permit and Approval applicable to the Business, the Acquired Assets or Conveyed Equity Interests or Seller or any Transferred Subsidiary or any of their respective properties or assets, except, in the case of the preceding clauses (iii) and (iv), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is a party, and the consummation by Seller of the Transactions, do not and will not require Seller or any Transferred Subsidiary to obtain any consent, approval, Order, authorization or permit of, action or waiver by, or to make any filing with or notification to, any Governmental Authority, except for (i) the filings required under the HSR Act, and (ii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) reasonably be expected to prevent or materially delay Seller from performing its obligations under this Agreement or consummating the Transactions or (B), individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

5.4. Absence of Litigation. Except for those that would, not individually or in the aggregate, reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities, (a) there is no Action pending against Seller or any of its Subsidiaries or, to the Knowledge of Seller, any Joint Venture or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries or any Joint Venture, in each case primarily relating to the Business, the Assumed Liabilities or any of the Acquired Assets, by or before any Governmental Authority, (b) no Governmental Authority has since January 1, 2018, challenged or questioned in writing the legal right of Seller or any of its Subsidiaries or, to the Knowledge of Seller, any Joint Venture to conduct the Business as presently or previously conducted, and (c) neither Seller nor any of its Subsidiaries nor any of their respective properties nor, to the Knowledge of Seller, any Joint Venture nor its respective properties, is or are subject to any judgment, Order, writ, injunction, rule or decree of any Governmental Authority related to the Business or the Acquired Assets.

5.5. Ownership and Operations of Seller. Section 5.5 of the Seller Disclosure Schedule sets forth a true and complete list of each Subsidiary of Seller related to the Business and each Joint Venture and for each such Person, its jurisdiction of organization, entity type and outstanding number and type of Equity Interests and the portion of such Equity Interests beneficially owned by Seller. Each of the outstanding Equity Interests beneficially owned by Seller as set forth on Section 5.5 of the Seller Disclosure Schedule is duly authorized, validly issued, fully paid and nonassessable and all such Equity Interests are (i) owned by Seller or another wholly-owned Subsidiary of Seller, (ii) free and clear of all Liens and (iii) not subject to any voting or other similar Contract with respect to the voting of such Equity Interests. Except for the Equity Interests indicated on Section 5.5 of the Seller Disclosure Schedule, Seller does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person that is primarily related to the Business.

5.6. SEC Reports; Financial Statements.

(a) Solely as it relates to the Business, as of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Solely as it relates to the Business, the audited consolidated financial statements of Seller (including any related notes thereto) included in Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and its Subsidiaries at the respective dates thereof and the results of their operations, cash flows and changes in stockholders’ equity for the periods indicated. Solely as it relates to the Business, the unaudited consolidated financial statements of Seller (including any related notes thereto) for all interim periods included in Seller’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2017 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject to normal year-end audit adjustments, which are not or will not be, individually or in the aggregate, material) and fairly present in all material respects the consolidated financial position of Seller and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(c) Solely as it relates to the Business, since the earlier of (i) January 1, 2019 and (ii) the date of Seller’s management’s and its auditors most recently completed evaluation of Seller’s internal controls over financial reporting prior to the date hereof, neither Seller nor, to the Knowledge of Seller, Seller’s independent auditors has identified or been made aware of (A) any significant deficiency or any material weakness in the system of internal accounting controls utilized by the Business, which has not been subsequently remediated, or (B) any fraud that involves Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Business.

5.7. No Undisclosed Liabilities. The Business does not have any liabilities or obligations of any nature, whether or not accrued or contingent, asserted or unasserted, of a type that would be required by GAAP to be reflected on a consolidated balance sheet of Seller and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Business

Financial Statements, (b) incurred in the ordinary course of business since December 31, 2018, none of which would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to the transactions contemplated by this Agreement or any other Transaction Agreement. Since January 1, 2018, neither Seller nor any of its Subsidiaries has entered into any off-balance sheet transactions, arrangements, or obligations (including contingent obligations) that may have a current or future material effect on the financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of the Business. Except as described in the Business Financial Statements, in connection with the Business, neither Seller nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract related to the Business; or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the U.S. Securities Laws) related to the Business.

5.8. Absence of Certain Changes or Events. Since January 1, 2019 through the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement and the consummation of the Transactions or as expressly permitted by this Agreement, the Business has been conducted in the ordinary course of business, (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Business Material Adverse Effect and (c) there has not been any action taken by Seller or any of its Subsidiaries, that, if taken during the period from the date hereof through the Closing, would constitute a breach of, or require the consent of Buyer Parent under, Sections 7.2(c), (d), (e), (f), (g), (j), (k) or (l).

5.9. Compliance with Laws.

(a) Except with respect to Taxes, ERISA, labor matters, environmental matters and FCPA matters (which are the subject of Sections 5.10, 5.11, 5.12, 5.13 and 5.19, respectively) Seller and each of its Subsidiaries and, to the Knowledge of Seller, the Joint Ventures are, and since January 1, 2018 have been, in material compliance with all Laws applicable to the Business, any of the Acquired Assets or the Assumed Liabilities, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities. Except with respect to Environmental Laws (which are the subject of Section 5.13), Seller and its Subsidiaries and, to the Knowledge of Seller, the Joint Ventures, have been and are in compliance with all applicable Permits necessary for them to own, lease or operate the Acquired Assets and to carry on the Business as now conducted, except for any Permits the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Assets. Since January 1, 2018, neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any Joint Venture, has received any warning letter or other notice from any Governmental Authority alleging any material violation or potential material violation by Seller or any of its Subsidiaries or any Joint Venture of any Law that is applicable to the Business, any of the Acquired Assets or the Assumed Liabilities and none of Seller or its Subsidiaries or, to the Knowledge of Seller, any Joint Venture is in material default with respect to any Order applicable to the Business, any Acquired Assets or the Assumed Liabilities.

(b) Seller and its Subsidiaries and, to the Knowledge of Seller, the Joint Ventures hold all Permits necessary for Seller and its Subsidiaries and the Joint Ventures to own, lease or operate the Acquired Assets and to carry on the Business as now conducted, except for any Permits the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to materially affect the Business as currently conducted or materially impair or materially delay the Closing. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to materially affect the Business as currently conducted or materially impair or materially delay the Closing. Seller has not received any written notification of a suspension, cancellation, non-renewal or adverse modification of any Permits of Seller or any of its Subsidiaries or, to the Knowledge of Seller, any Joint Venture, and to the Knowledge of Seller no such suspension, cancellation, non-renewal or adverse modification is pending. To the Knowledge of Seller, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Permits that are currently in effect, in each case, the loss of which would, individually or in the aggregate, be reasonably likely to materially affect the Business as currently conducted or materially impair or materially delay the Closing. Neither Seller, nor any of its Subsidiaries, nor, to the Knowledge of Seller, any Joint Venture has received written notice within the past three (3) years of any investigation or review by any Governmental Authority with respect to the Business, any of the Acquired Assets or the Assumed Liabilities, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures of the Business and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect or materially impair or materially delay the Closing. To the Knowledge of Seller, no investigation or review is threatened, nor has any Governmental Authority indicated in writing any intention to conduct the same, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures of the Business and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect or materially impair or materially delay the Closing.

5.10. Taxes.

(a) Solely as it relates to the Business, all material income and other material Tax Returns required by applicable Law to be filed by or on behalf of Seller or, to the Knowledge of Seller, by or on behalf of any of the Transferred Subsidiaries, have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. Solely as it relates to the Business, there is no outstanding material claim in writing by any Governmental Authority where Seller or, to the Knowledge of Seller, any Transferred Subsidiary, does not file a particular type of Tax Return, that it is required to file such Tax Return or may be subject to Tax.

(b) Solely as it relates to the Business, neither Seller nor, to the Knowledge of Seller, any of the Transferred Subsidiaries, is delinquent in the payment of any material amount of Tax (including Taxes required to have been withheld by Seller or any of the Transferred Subsidiaries) for which reserves have not been established in accordance with GAAP on the most recent balance sheet included in the Business Financial Statements.

(c) Solely as it relates to the Business, Seller and, to the Knowledge of Seller, each Transferred Subsidiary, has paid all material Taxes that are due and payable attributable to the Pre-Closing Tax Period, whether or not shown as due on any Tax Return.

(d) To the Knowledge of Seller, each Joint Venture is taxable as a partnership for federal and state income tax purposes.

(e) No Liens for Taxes exist with respect to any of the Acquired Assets, except for Permitted Liens.

(f) Solely as it relates to the Business, there are no Actions (including assessments of deficiencies, audits or similar reviews) now pending or threatened in writing against or with respect to Seller or, to the Knowledge of Seller, any of the Transferred Subsidiaries, with respect to any material amount of Tax.

5.11. Benefit Plans.

(a) Section 5.11(a) of the Seller Disclosure Schedule sets forth a true and complete list of each material Transferred Employee Benefit Plan. With respect to each Transferred Employee Benefit Plan, Seller has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and other equivalent written communications by Seller or its Subsidiaries to their employees concerning the extent of the material benefits provided, (iv) the three most recent actuarial reports and (v) the Forms 5500 for the 2016 and 2017 plan years (and attached schedules).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) each Transferred Employee Benefit Plan has been established and administered in accordance with its terms and applicable Law, and in compliance with the applicable provisions of The Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Transferred Employee Benefit Plan, and (iii) no accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, exists with respect to any Transferred Employee Benefit Plan.

(c) All material contributions and other payments required to be made under the terms of any Transferred Employee Benefit Plan have been timely made.

(d) Each Transferred Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is based on a prototype or volume submitter document that has received a favorable advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of Seller, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of such Transferred Employee Benefit Plan in any material respect.

(e) (i) No Transferred Employee Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) neither Seller nor any of its Subsidiaries contributes, is obligated to contribute, or has any liability (contingent or otherwise) with respect to a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA which, in either case, is a Transferred Employee Benefit Plan, and (iii) neither Seller, nor any ERISA Affiliate, has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability under ERISA with respect to which any liability remains outstanding thereunder. With respect to each Multiemployer Plan set forth on Schedule 5.11(e) of the Seller Disclosure Schedule, (i) neither Seller nor its Subsidiaries have incurred any excise tax under Section 4971 of the Code or surcharge imposed under any rehabilitation plan; and (ii) neither Seller nor its Subsidiaries have been notified in writing by any such Multiemployer Plan that such multiemployer plan is in “critical” or “endangered” status within the meaning of Section 432 of the Code, is currently insolvent or projected to be insolvent within the meaning of Section 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(f) Neither Seller nor any ERISA Affiliate has incurred any liability with respect to the Business which remains outstanding under Title IV of ERISA, including with respect to any Controlled Group Plan, and, to the Knowledge of Seller, no event or condition has occurred or exists that would reasonably be expected to result in any such liability to the Business.

(g) With respect to any Employee Benefit Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code for which Seller or any ERISA Affiliate has any liability or contributes to, except as would not reasonably be expected to result in material liability to the Business: (i) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full; (ii) no failure to satisfy the “minimum funding standards” within the meaning of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code (whether or not waived) has occurred; (iii) all contributions required to be made to any such plan have been timely made; (iv) the PBGC has not instituted an Action to terminate any such plan and there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA); (v) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (vi) an election for funding relief has not been made under Section 430(c)(2)(D) of the Code or Section 303(c)(2)(D) of ERISA; and (vii) no substantial cessations of operations of a facility under Section 4062(e) has occurred.

(h) Neither Seller nor any of its Subsidiaries has any liability in respect of post-retirement or post-termination health or life insurance benefits for retired, former or current employees of the Business, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar Law

(i) The execution, delivery and performance of this Agreement or the consummation of the Transactions will not (alone or in combination with any other event): (A) entitle any current or former employee, consultant, officer or director of the Business to any severance pay or similar payment; (B) result in the payment of any benefit, accelerate the time of payment, funding or vesting of any benefit, or increase the amount of compensation or benefits due to any such employee, consultant, officer or director; or (C) result in any payment that would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section

280G of the Code. Seller is not obligated to compensate any Person for excise taxes payable pursuant to Section 409A or 4999 of the Code.

5.12. Labor Matters.

(a) Except as otherwise provided by applicable Law, the employment of each Business Employee is terminable by Seller and its Subsidiaries, as applicable, at will without any notice or severance obligation or other cost or liability to Seller or its Subsidiaries, except with respect to any severance obligations under any collective bargaining agreement or union Contract set forth in Section 5.12(c) of the Seller Disclosure Schedule.

(b) With respect to the Business and all employees of the Business, Seller and each of its Subsidiaries is in compliance with all applicable employee licensing requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Each employee of the Business who is required to have a license under any Law maintains such license in current or valid form in all material respects. To the Knowledge of Seller, each consultant, contractor or service provider of the Business who is required to have a license under any Law maintains such license in current or valid form in all material respects.

(c) With respect to the Business or any current or former employees of the Business, neither Seller nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or union Contract with any labor union, works council, labor organization or employee representatives or other representative bodies, no collective bargaining agreement is currently being negotiated by Seller or any of its Subsidiaries, and no employees of the Business are represented by a union, works council, labor organization or employee representatives or other representative bodies with respect to their employment with Seller or any such Subsidiary. To the Knowledge of Seller, since January 1, 2018, with respect to the Business or any current or former employees of the Business, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representatives or other representative bodies, employees of the Business or group of employees of the Business to organize any employees including, but not limited to, the solicitation of cards from employees of the Business to authorize representation by any labor union, works council, labor organization or employee representatives or other representative bodies or any written or oral demand for recognition. There is not now, nor has there been since January 1, 2018, any strike, slowdown, work stoppage, lockout or other labor dispute or, to the Knowledge of Seller, threat thereof, by or with respect to any employees of the Business.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, with respect to the Business and all current and former employees of the Business, (i) Seller and each of its Subsidiaries are, and at all times since January 1, 2018, have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, rest breaks, meal periods, occupational safety and health, immigration, equal opportunity, leaves of absences, layoffs, and workers’ compensation and other statutorily mandated insurance, (ii) Seller and each of its Subsidiaries are, and at all times since January 1, 2018, have been, in compliance with all applicable Laws governing the classification of employees of the Business as employees and, where applicable, exempt or non-exempt, and (iii) Seller and each of its Subsidiaries are in compliance with all applicable visa and work permit requirements with respect to employees of the Business.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, with respect to the Business and all current and former employees of the Business, (i) there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Seller, threatened involving any current, former or prospective employee, consultant, or independent contractor of Seller or any Subsidiary, (ii) there are no charges, investigations, administrative Actions or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other protected characteristic) pending or, to the Knowledge of Seller, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers’ Compensation Appeals Board, or any other Governmental Authority against Seller pertaining to any current, former or prospective employee, consultant, or independent contractor of Seller or any Subsidiary, and (iii) Seller and its Subsidiaries are not subject to any Order regarding any employment or labor matter.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, since January 1, 2018, Seller and each of its Subsidiaries has complied (and is currently in compliance) with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 or any other comparable Law that applies to mass layoffs and/or plant closings to which Seller or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts the Business.

5.13. Environmental Matters.

(a) Except as would not reasonably be expected to have a Business Material Adverse Effect or as set forth in Section 5.13(a) of the Seller Disclosure Schedule: (i) there is no pending nor, to the Knowledge of Seller, threatened claim or enforcement action against Seller or any of its Subsidiaries related to the Business, the Acquired Assets and the Business Real Property regarding an Environmental Condition, (ii) to Knowledge of Seller, no Hazardous Material is located in the environment at, on or under any Business Real Property, except for amounts not requiring investigation or remedial action under Environmental Laws and (iii) the Business, the Acquired Assets and the Business Real Property are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws.

(b) Neither Seller nor any of its Subsidiaries have received since January 1, 2018 a written notice from any Governmental Authority or other Person with respect to the Business, the Acquired Assets and the Business Real Property related to any Environmental Liabilities or alleging a violation of Environmental Law, the subject of which remains unresolved, except as would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect.

(c) The Business possesses all Environmental Permits currently required under Environmental Laws to operate as it presently operates, except where the failure of which to possess would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect.

(d) Seller has made available to Buyer Parent copies of all material audits, assessments, reports, studies, analyses, tests, data, memoranda, investigations, monitoring and other information relating to Hazardous Materials, Environmental Condition, or other environmental matters in Seller’s possession or control pertaining to the Business Real Property or the compliance (or noncompliance) by Seller and its Subsidiaries with applicable Environmental Laws.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect or as set forth in Section 5.13(e) of the Seller Disclosure Schedule: (i) neither Seller nor any of its Subsidiaries, with respect to the Business, Acquired Assets or Business Real Property, is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any Environmental Liability, and (ii) neither Seller nor any of its Subsidiaries has expressly assumed or retained any Environmental Liabilities related to the Business, the Acquired Assets and the Business Real Property of any other Person, including in any acquisition or divestiture of any property or business.

(f) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 5.13 are the only representations and warranties in this Agreement made by Seller with respect to Environmental Conditions, Hazardous Materials, Environmental Liabilities and Environmental Laws.

5.14. Contracts.

(a) Section 5.14 of the Seller Disclosure Schedule identifies each note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) that is a Transferred Contract and constitutes a Business Material Contract (as defined below), an accurate and complete copy of each of which has been provided or made available to Buyers by Seller. For purposes of this Agreement, each of the following Contracts primarily related to the Business that is unexpired and effective as of the date of this Agreement and under which the Business, Seller or any of its Subsidiaries has ongoing rights or obligations will be deemed to constitute a “Business Material Contract”:

(i) any Contract that is or would be required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the U.S. Securities Laws or disclosed by Seller on a Current Report on Form 8-K if Seller were subject to the periodic reporting requirements of the U.S. Securities Laws;

(ii) any Contract that, by its terms, requires payments by Seller or any of its Subsidiaries in excess of $2,500,000 on an annual basis in the aggregate for the remainder of the stated term of such Contract, other than (A) those that are terminable by Seller or any of its Subsidiaries on no more than ninety (90) days’ notice and without any liability or financial obligation to Seller or any of its Subsidiaries or (B) purchase orders or quotations that are entered into in the ordinary course of business;

(iii) any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit where Seller or one of its Subsidiaries is the borrower or receipt of credit, in excess of $1,000,000, other than (A) accounts receivables and payables, (B) loans by Seller or any of its Subsidiaries to, or guarantees by any of the foregoing for, direct or indirect wholly-owned Subsidiaries of Seller or (C) letters of credit or bonds or agreements related thereto issued by or for the benefit of the Business to Governmental Authorities in connection with workers compensation Laws, in each case, in the ordinary course of business;

(iv) any Contract (A) limiting or purporting to limit, in any respect, the freedom of Seller or any of its Subsidiaries to engage or participate, or compete with any other Person, in the business currently conducted by Seller and its Subsidiaries or in any market or geographic area, or to make use of any material Intellectual Property Rights owned by Seller or any of its Subsidiaries; (B) prohibiting Seller or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; (C) in which Seller or its Subsidiaries provides “most favored nation,” “exclusivity” preferential pricing, priority or similar provisions; (D) containing a purchase option; or (E) containing any non-solicit or non-hire provision restricting Seller or its Subsidiaries other than any Contracts entered into in the ordinary course of business by Seller or any of its Subsidiaries with consultants pursuant to which Seller or any of its Subsidiaries has agreed not to solicit or hire any employees of the consultant, provided that such Contract does not bind Affiliates of Seller that are not Subsidiaries of Seller;

(v) any Contract with (A) any of Seller’s or any of its Subsidiaries’ Affiliates, officers, directors, employees, principal stockholders or Persons who, to the Knowledge of Seller, are controlled thereby, or, to the Knowledge of Seller, any member of such Persons’ immediate families, other than Seller’s or its Subsidiaries’ written employee policies and procedures or (B) any Person controlled by Carl Icahn;

(vi) any Contract pursuant to which any Third Party is licensed (including pursuant to a covenant not to sue) to use any Intellectual Property Rights owned by Seller or any of its Subsidiaries, and all Contracts pursuant to which Seller or any of its Subsidiaries is licensed (including pursuant to a covenant not to sue) to use any Intellectual Property Rights owned by another Person, other than Contracts for (A) commercially available off-the-shelf Software licensed to Seller or any of its Subsidiaries through a “clickwrap” or “shrinkwrap” license or other similar standard terms and conditions for a one-time payment amount or aggregate yearly fee not in excess of $300,000 and (B) the non-exclusive licensing or cross-licensing of Intellectual Property Rights to customers in the ordinary course of business;

(vii) any Contract obligating Seller to manage any assets on behalf of an unrelated Third Party or pursuant to which any Third Party manages any assets or properties of Seller or its Subsidiaries;

(viii) any Contract that, by its terms, is reasonably expected to result in payments by Seller or any of its Subsidiaries in excess of $100,000 in the aggregate for the remainder of the stated term of such Contract and (A) is with a sole source supplier of material products or services which products or services are not available from an alternative supplier on commercially reasonable terms and upon reasonable notice or (B) requires the purchase of all or a material portion of Seller’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, in either case, which product or service is material to the Business;

(ix) any Contract relating to the Business’ railcar backlog, as such backlog exists as of the date of this Agreement, other than Contracts entered into in the ordinary course of business for the storage of railcars or rolling stock that are not material;

(x) any Contract entered into since January 1, 2017 (A) relating to the disposition or acquisition of assets, other than inventory or supplies in the ordinary course of business, the aggregate value of which, in each case, is in excess of $500,000 by Seller or any of its Subsidiaries; or (B) pursuant to which Seller or any of its Subsidiaries has or may acquire any ownership interest in any other Person or other business enterprise (other than any Subsidiary of Seller);

(xi) any Contract not in the ordinary course of business that is a settlement or similar agreement to resolve a dispute that (A) imposes solely monetary obligations on Seller or any of its Subsidiaries after the date of this Agreement reasonably expected to be in excess of $1,000,000, (B) imposes any nonmonetary obligations on the Business after the date of this Agreement, or (C) where a claim was made against Seller or any of its Subsidiaries, does not include a full and complete release of Seller and its Subsidiaries without admission of any liability;

(xii) any Contract between Seller or its Subsidiaries, on the one hand, and any third Person, on the other hand, that creates a joint venture, limited liability company or partnership;

(xiii) any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Business, other than any such Contracts entered into in the ordinary course of business;

(xiv) any Contract entered into with a federal Governmental Authority, but excluding any Contract with a counterparty that may be a subcontractor to a Governmental Authority;

(xv) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(xvi) any voting agreement or registration rights agreement relating to any securities of the Joint Ventures;

(xvii) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than a Permitted Lien) on any material Acquired Assets or Business Real Property;

(xviii) (A) any customer or client Contract (or series of related Contracts) that involved Business revenues in fiscal year 2018 in excess of $5,000,000 or that is reasonably likely to involve Business revenues in fiscal year 2019 in excess of $5,000,000;

(xix) any supply or vendor Contract (or series of related Contracts) that involved payments by Seller or any of its Subsidiaries in fiscal year 2018 in excess of $5,000,000 or that is reasonably likely to involve payments by Seller or any of its Subsidiaries in fiscal year 2019 in excess of $5,000,000;

(xx) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities with respect to the Joint Ventures; and

(xxi) any Contract under which Seller or its Subsidiaries grant any right of first refusal, right of first offer, or similar right with respect to any material Acquired Assets or Business Real Property.

(b) Each Business Material Contract is valid and in full force and effect, and is enforceable against Seller and its Subsidiaries (and to the Knowledge of Seller is enforceable against each other party thereto) in accordance with its terms, except if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Business, and subject in all cases to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(c) (i) Neither Seller nor its Subsidiaries has materially violated or materially breached, or committed any material default under, any Business Material Contract; (ii) to the Knowledge of Seller, no other Person has materially violated or materially breached, or committed any material default under, any Business Material Contract; and (iii) neither Seller nor its Subsidiaries has received any written notice or, to the Knowledge of Seller, other communication regarding any actual or possible material violation or material breach of, or material default under, any Business Material Contract.

5.15. Insurance. Except as would not reasonably be expected to have a Business Material Adverse Effect, the Business maintains insurance policies with insurance carriers against all risks of a character and in such amounts as management has determined to be reasonably prudent. All such insurance policies of the Business are in full force and effect and were in full force and effect during the period of time such insurance policies are purported to be in effect and neither Seller nor any of its Subsidiaries is in material breach of or default under, and neither Seller nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policy. As of the date of this Agreement, neither Seller nor any of its Subsidiaries is in receipt of any notice of cancellation or termination with respect to any such policy or any denial of coverage or reservation of rights with respect to any material claim made pursuant to any such insurance policy related to the Business.

5.16. Real Property; Personal Property.

(a) Section 5.16(a) of the Seller Disclosure Schedule contains a list of each parcel of real property owned by Seller and its Subsidiaries which is used in connection with the Business (the “Transferred Owned Real Property”) and identifies which of Seller or its Subsidiaries holds title thereto. The Transferred Owned Real Property, together with the Transferred Leased Real Property, constitutes all of the Real Property used or occupied by Seller and/or its Subsidiaries that primarily relates to or is primarily used in the Business. Each of Seller or its Subsidiary, as applicable and as identified in Section 5.16(a) of the Seller Disclosure Schedule, has good, valid and marketable title to the Transferred Owned Real Property, free and clear of any Liens or other matters affecting title to the Transferred Owned Real Property other than Permitted Liens. With respect to each Transferred Owned Real Property:

(i) none of Seller or any Subsidiary has leased or licensed or otherwise granted or permitted use or occupancy of any portion of the Transferred Owned Real Property (and, to Seller’s Knowledge, no Person (other than Seller or its applicable Subsidiary) is entitled to possess any portion of the Transferred Owned Real Property other than pursuant to any instruments recorded against the Transferred Owned Real Property in the applicable land records) or has subleased or licensed or granted or permitted use or occupancy of any portion of the Transferred Leased Real Property to any Person;

(ii) neither Seller nor any Subsidiary is obligated under, or a party to, any option, right of first refusal, right of first offer or other contractual obligation to purchase, acquire, sell or dispose of the Transferred Owned Real Property or any portion thereof or interest therein;

(iii) neither Seller nor any of its Subsidiaries has received any written notice of any current, and to Seller’s Knowledge, there are no pending or threatened, regulatory Actions or administrative actions which would reasonably be expected to adversely affect any portion of the Transferred Owned Real Property or its present or intended use;

(iv) neither Seller nor any of its Subsidiaries has received any written notice since January 1, 2016 of any, and, to Seller’s Knowledge, there is currently no, material violation of any applicable land use, health and building ordinances, or permits issued in connection therewith, relating to any Transferred Owned Real Property and the use thereof;

(v) to Seller’s Knowledge, neither Seller nor any of its Subsidiaries has received any written notice of and there are no pending or threatened condemnation Actions (or other similar Actions in the nature of eminent domain) of any kind relating to any portion of any Transferred Owned Real Property;

(vi) neither Seller nor any of its Subsidiaries has received any written notice of, and to Seller’s Knowledge, there are no currently pending (i) public improvements or rezoning measures that would be reasonably likely to adversely affect the value or current use of any Transferred Owned Real Property, or (ii) special, general or other assessments that would be reasonably likely to adversely affect any Transferred Owned Real Property; and

(vii) neither Seller nor its Subsidiaries has delivered, nor, to Seller’s Knowledge, do there exist, any deeds, deeds of trust, mortgages, or any other Contracts adversely affecting Seller’s and/or its Subsidiaries’ title to the Transferred Owned Real Property that have not been recorded in the applicable land records and that will not be released at or prior to the Closing.

(b) Section 5.16(b) of the Seller Disclosure Schedule contains a list of (x) each parcel of Real Property which Seller or any its Subsidiaries occupies or has the right to occupy in the conduct of the Business (the “Transferred Leased Real Property”) subject to a lease, sublease, ground lease, license, use agreement or other agreement establishing the rights and interests of Seller or its Subsidiaries with respect to such Transferred Leased Real Property and (y) each lease of Real Property with respect to which Seller or its Subsidiaries is the landlord or sublandlord (collectively with each lease, sublease, ground lease, license, use agreement or other agreement establishing the rights and interests of Seller or its Subsidiaries with respect to Transferred Leased Real Property, the “Business Leases”). Seller has made available to Parent copies of all Business Leases (including all amendments thereto) that are true and correct in all material respects, and the Business Leases set forth on Section 5.16(b) of the Seller Disclosure Schedule constitute the entire agreement between Seller and its Subsidiaries (as applicable), on the one hand, and the applicable landlord, sublandlord or tenant (as applicable), on the other hand, with respect to the applicable Transferred Leased Real Property. The Business Leases are (assuming the due authorization, execution and delivery thereof by the other parties thereto) in full force and effect and valid, binding and enforceable with respect to Seller or a Subsidiary, as applicable, and, to the Knowledge of Seller, the other parties thereto, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership and other Laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or law). There does not exist under any Business Lease any default (nor to Seller’s Knowledge is there any event or condition that would constitute a material default after notice, lapse or time, or both) by Seller or any Subsidiary nor, to the Knowledge of Seller, by any other party to the related Business Lease.

(c) Seller or its Subsidiaries owns good and marketable title to, or a valid leasehold interest in, all Transferred Tangible Property, in each case, free and clear of all Liens other than Permitted Liens.

(d) Seller has made available to Buyer Parent copies that are true and complete in all material respects of (i) the deed and/or other instruments (as recorded) by which Seller or its applicable Subsidiary acquired the Transferred Owned Real Property and such Transferred Leased Real Property and (ii) any title insurance policies and/or surveys with respect to such Transferred Owned Real Property, in each case, to the extent same are in the possession or control of Seller or its Subsidiaries.

5.17. Intellectual Property.

(a) Section 5.17(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Transferred IP that is Registered IP (the “Business Registered IP”). All Business Registered IP is solely and exclusively owned by Seller or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens), and neither Seller nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Business Registered IP that remains pending or unresolved. All Business Registered IP is subsisting and, to the Knowledge of Seller, to the extent registered or issued, valid and enforceable.

(b) Seller and each of its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality and enforceability of all Trade Secrets included within the Transferred IP, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. To the Knowledge of Seller, there has been no misappropriation of, unauthorized access to, use of, modification of, or breach of security relating to, Trade Secrets included within the Transferred IP.

(c) Seller and its Subsidiaries own, license, or otherwise have a valid and enforceable right to use all Intellectual Property and Intellectual Property Rights that are material to the Business as currently conducted. The consummation of the Transactions will not alter or impair the ownership or licensing of, or impact the validity of or any rights to use, such Intellectual Property and Intellectual Property Rights on substantially the same terms and conditions. The Business as currently conducted, and as conducted in the past three (3) years, does not infringe, misappropriate or otherwise violate any Intellectual Property or Intellectual Property Rights of any Third Party. Neither Seller nor any of its Subsidiaries has issued any notice or claim since January 1, 2018 that a Third Party is misappropriating, infringing or otherwise violating any Transferred IP and, to the Knowledge of Seller, no Third Party is misappropriating, infringing or otherwise violating any Transferred IP. No Transferred IP is subject to any outstanding Order, judgment, decree, agreement, or stipulation restricting or limiting any use or licensing thereof by Seller or any of its Subsidiaries.

(d) Seller or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) the Transferred IP, free and clear of all Liens (other than Permitted Liens), and have not granted any license, covenant, release, immunity or other right with respect to any Transferred IP to any Person other than non-exclusive licenses granted in the ordinary course of business in connection with marketing and promotional activities.

(e) Seller and each Subsidiary has, with respect to the Business, (i) complied in all material respects with its respective privacy policies and all applicable Laws relating to privacy and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of Personal Information, and (ii) implemented and maintained a data security plan which maintains effective and commercially reasonable administrative, technical and physical safeguards to protect the Transferred IP and Personal Information against loss, damage and unauthorized access, use modifications or other misuse. There has been no material loss, damage or unauthorized access, use, modification or breach of security of the Transferred IP or Personal Information maintained by or on behalf of Seller or any of its Subsidiaries with respect to the Business. Since January 1, 2014, no Person (including any Governmental Authority) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of the Business. Neither the execution, delivery or performance of this Agreement or the consummation of the Transactions will, or reasonably would be expected to, result in any violation of any privacy policy of the Business or any applicable Law pertaining to privacy, data security or Personal Information.

(f) To the Knowledge of Seller, the Intellectual Property within the Transferred IP does not contain any viruses, material bugs, worm, trap door, back door, Trojan horse, time bomb, drop dead device, vulnerabilities, faults or other devices or effects, that reasonably would be expected to materially impair the operation of such Intellectual Property or to enable or assist any Person to access without authorization such Intellectual Property or any data or information in such Intellectual Property. Seller and each of its Subsidiaries periodically reviews patches, updates and hotfixes offered or recommended by Seller’s third-party developers or suppliers of Intellectual Property and deploys such patches, updates and hotfixes that Seller believes are commercially prudent. Seller and each of its Subsidiaries has commercially reasonable disaster recovery plans, procedures and facilities in place that are designed to minimize the disruption of its business in the event of any material failure of Intellectual Property.

5.18. Affiliate Transactions.

(a) Except for Contracts identified in Section 5.14(a)(v) of the Seller Disclosure Schedule, as of the date hereof, no officer, director or Affiliate of Seller or its Subsidiaries, or any immediate family member of any officer or director, or any Person who, to the Knowledge of Seller, is controlled by any of the foregoing, (i) provides property or services to the Business or is a party to any agreement, arrangement, understanding or Contract with, or binding upon, the Business or any of the Acquired Assets, (ii) has any interest in any Transferred Real Property, Transferred IP or other Acquired Assets or (iii) has engaged in any of the foregoing transactions within the last twelve (12) months.

(b) Except for Business Material Contracts identified in Section 5.14(a)(v) of the Seller Disclosure Schedule, as of the date hereof, to the Knowledge of Seller, no officer, director or Affiliate (other than Seller and its Subsidiaries) of any Joint Venture, or any immediate family member of any officer or director, or any Person who, to the Knowledge of Seller, is controlled by any of the foregoing, (i) provides property or services to any Joint Venture or is a party to any agreement, arrangement, understanding or Contract with, or binding upon, any Joint Venture or any of its properties or assets, (ii) has any interest in any property owned by any Joint Venture or (iii) has engaged in any of the foregoing transactions within the last twelve (12) months.

5.19. Export Controls; Anti-Corruption; Anti-Money Laundering.

(a) None of Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any Joint Venture nor any of the Representatives of Seller or any of its Subsidiaries or any Joint Venture acting on behalf of Seller, its Subsidiaries or any Joint Venture, as applicable, has, since January 1, 2013, taken any action relating to the Business, the Acquired Assets or the Assumed Liabilities that is in violation of any of the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”), the U.S. Travel Act, U.K. Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all other applicable anti-bribery and anti-corruption Laws (collectively, hereinafter, the “Anti-Corruption Laws”).

(b) Neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any Joint Venture nor any of the Representatives of Seller or any of its Subsidiaries or any Joint

Venture acting on behalf of Seller, its Subsidiaries or any Joint Venture, as applicable, has, directly or indirectly, made, offered, promised or authorized, any payment, contribution, gift or favor of anything of value (i) as a kickback, gratuity or bribe to any foreign official as defined in the FCPA, or (ii) to any foreign political organization, or the holder of or any aspirant to any elective or appointive foreign public office, in each case, in contravention of the Anti-Corruption Laws, except for personal political contributions not involving the use of funds of Seller or any of its Subsidiaries or any Joint Venture.

(c) Neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any Joint Venture nor any of the Representatives of Seller or any of its Subsidiaries or any Joint Venture acting on behalf of Seller, its Subsidiaries or any Joint Venture, as applicable, (i) has received any written notice or other written communications from any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any Anti-Corruption Law, or to Seller’s Knowledge, any unwritten notice or communication from any Governmental Authority regarding the foregoing, (ii) is a Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (iii) is a Person operating, organized or resident in a country, territory or region which is itself the subject of any Sanctions (“Sanctioned Country”), or (iv) any Person owned or controlled by any Person or Persons specified in (ii) or (iii) above (together, “Sanctioned Persons”). Neither Seller nor any Subsidiary of Seller nor, to the Knowledge of Seller, any Joint Venture, is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country in any manner that would result in the violation of Sanctions by Seller or its Subsidiaries or any Joint Venture.

(d) Seller and each of its Subsidiaries and, to the Knowledge of Seller, each Joint Venture is in compliance with export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce and OFAC, that are applicable to the Business, the Assumed Liabilities or the Acquired Assets, except where any non-compliance would not, individually or in the aggregate, reasonably be expected be material to the Business.

(e) (i) Seller and each of its Subsidiaries, and to the Knowledge of Seller, the Joint Ventures, are in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to Seller and its Subsidiaries and any Joint Venture (collectively, “AML Laws”), including the USA PATRIOT Act, relating to the Business, the Assumed Liabilities or the Acquired Assets and (ii) no Action involving Seller or any of its Subsidiaries, or, to the Knowledge of Seller, any Joint Venture, with respect to AML Laws, is currently pending or, to the Knowledge of Seller, threatened which in each case would be reasonably expected to result in a material violation of this representation.

5.20. Brokerage Fees. No member of the Seller Group has incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions.

5.21. Allegations of Sexual Harassment. To the Knowledge of Seller, since January 1, 2014, (i) no allegations of sexual harassment have been made against any officer or director of

Seller who is an Offered Employee (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of Seller or any Subsidiary of Seller has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any such officer or director who is an Offered Employee.

5.22. Additional Representations Related to the Business and the Acquired Assets.

(a) Other than the Transferred Owned Real Property (representations concerning which are set forth in Section 5.16(a)), (i) Seller has good and valid title to, or a valid leasehold interest in, all of its Acquired Assets, free and clear of all Liens, except Permitted Liens and (ii) upon consummation of the Transactions, Seller shall transfer and convey to Buyers all right, title and interest of Seller in and to the Acquired Assets, free and clear of all Liens, except (A) in the case of the Acquired Assets other than the Conveyed Equity Interests, Permitted Liens and (B) in the case of the Conveyed Equity Interests, Liens imposed under applicable securities Laws and the respective Organizational Documents of the Transferred Subsidiaries or the Joint Ventures.

(b) The Acquired Assets and the Transferred Subsidiaries, together with the other rights, licenses, services and benefits to be provided to Buyers and their Subsidiaries pursuant to this Agreement and the other Transaction Agreements and the Excluded Assets listed on Sections 2.2(d) and 2.2(q) of the Seller Disclosure Schedule, constitute all of the properties, assets, rights and facilities, tangible and intangible, necessary to enable Buyers and their Subsidiaries, following the Closing, to continue to conduct the Business in a substantially comparable manner, in all material respects, as conducted as of the date hereof by Seller and the Transferred Subsidiaries. The Transferred IP, Intellectual Property and Intellectual Property Rights licensed pursuant to the Transferred Contracts, together with the other rights, licenses, services and benefits to be provided to Buyers and their Subsidiaries pursuant to this Agreement and the other Transaction Agreements and the Excluded Assets listed on Sections 2.2(d) and 2.2(q) of the Seller Disclosure Schedule, collectively constitute all material Intellectual Property and Intellectual Property Rights primarily related to the operation of the Business as currently conducted, except with respect to the Reporting Marks of Seller and its Affiliates.

(c) Section 5.22(c) of the Seller Disclosure Schedule contains a correct and complete copy of the unaudited carve-out balance sheet of the Business as of December 31, 2018 and the related statements of operations, comprehensive income, cash flows and stockholders equity for the year ended December 31, 2018 (collectively, the “Business Financial Statements”). The Business Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly in all material respects, the financial condition, the results of operations and cash flows of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Unaudited Balance Sheet, to normal and recurring year-end adjustments and the absence of notes. The Business Financial Statements have been derived from, and are consistent with, the books and accounting records of Seller and its Subsidiaries.

(d) The names of the Business Employees as of the date hereof are set forth on Section 5.22(d) of the Seller Disclosure Schedule. With respect to Business Employees who are employees, Section 5.22(d) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of (i) the rates of compensation of all such Business Employees, (ii) the respective title and/or position, place of employment, date of hire, annual remuneration (including commission and bonus opportunity) and union membership (if applicable) of each such Business Employee, (iii) whether each such Business Employee is absent from active employment, including, but not limited to, leave of absence (excluding by reason of leave of absence attributable to holiday, approved vacation (which is not a sabbatical) and sick leave reasonably anticipated to be less than two (2) weeks in duration) or disability, and (iv) the total amount of unused vacation time earned by each Business Employee.

(e) Section 5.22(e) of the Seller Disclosure Schedule sets forth, as of the date hereof, all material railroad easements, spur agreements and other material leases, access agreements, use agreements or other agreements related to railroad tracks or usage with respect to the Business Real Property.

(f) Section 5.22(f) of the Seller Disclosure Schedule sets forth, to the Knowledge of Seller, a complete and accurate list, as of the date hereof, of all letters of credit, guarantees, surety bonds, or other credit support provided by or arranged by Seller or its Affiliates with third parties which benefit the Business and for which Buyers would be reasonably expected to provide replacement letters of credit, guarantees, surety bonds, or other credit support.

5.23. Joint Venture Representations.

(a) To the Knowledge of Seller, (i) each of the Joint Ventures is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except with respect to clause (iii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Joint Venture.

(b) Since January 1, 2018 to the date hereof, neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any Joint Venture, has received written notice from any Third Party equity holder of any Joint Venture indicating such Person’s intent or desire to (i) transfer or sell any of its Equity Interests in such Joint Venture, (ii) liquidate, dissolve or wind down such Joint Venture, (iii) take any extraordinary action with respect to such Joint Venture or (iv) otherwise conduct or operate such Joint Venture materially outside the ordinary course of business.

(c) To the Knowledge of Seller, each of the Joint Ventures is in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected be material to Business. To the Knowledge of Seller, each of the Joint Ventures is in compliance with all applicable Permits necessary for them to own, lease or operate their properties and to carry on their respective businesses as now conducted, except where any non-compliance would not, individually or in the aggregate, reasonably be expected be material to the Business.

(d) To the Knowledge of Seller, there is no material Action pending or threatened against any of the Joint Ventures or any of their respective properties by or before any Governmental Authority. Since January 1, 2018, neither Seller nor any of its Subsidiaries has been party to any material dispute (or otherwise been party to any material Action before a Governmental Authority) with any Third Party equity holder of any of the Joint Ventures or otherwise relating to any of the Joint Ventures.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYERS

Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Buyers to Seller concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Buyers Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Agreement; provided, however, that any such disclosure against any section or subsection of this Article VI shall be deemed to be a disclosure against each of the other sections and subsections of this Article VI to the extent the applicability of such disclosure to such other sections and subsections is readily apparent on the face of such disclosure), Buyers, jointly and severally, hereby represent and warrant to Seller, as follows:

6.1. Organization and Good Standing.

(a) Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oregon. Buyer Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oregon.

(b) Each of Buyer Parent and Buyer Sub (i) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(c) Buyer Parent has previously furnished to Seller a true and complete copy of the Organizational Documents of Buyer Parent and Buyer Sub, in each case as amended as of the date of this Agreement, and each as so delivered is in full force and effect. Neither Buyer Parent nor Buyer Sub is in violation of any provision of its Organizational Documents.

6.2. Authority and Enforceability.

(a) Each Buyer has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, the other Transaction Agreements to which such Buyer is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Buyers pursuant hereto or thereto, to perform their obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer of this Agreement, the other Transaction Agreements to which such Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by such Buyer pursuant hereto or thereto, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company action on the part of such Buyer. The board of directors of each Buyer has approved this Agreement, the other Transaction Agreements to which such Buyer is or will be a party and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate or limited liability company proceedings on the part of such Buyer or any of its Subsidiaries are necessary to authorize this Agreement or any other Transaction Agreements to which such Buyer is or will be a party or to consummate the Transactions on the terms set forth herein and therein.

(b) This Agreement, the other Transaction Agreements to which any Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by such Buyer pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by such Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes (or will constitute) a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

6.3. Governmental Approvals. No approval of any Governmental Authority is required on the part of any Buyer or any of their Subsidiaries in connection with the execution and delivery of this Agreement, any other Transaction Agreements to which such Buyer is or will be a party or any certificate and other instrument required to be executed and delivered by such Buyer pursuant hereto or thereto, the performance by such Buyer of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings that may be required under, and compliance with any other applicable requirements of, the HSR Act and (b) filings or reports required under, and compliance with, applicable federal U.S. Securities Laws.

6.4. Conflicts. Except as set forth in Section 6.4 of the Buyers Disclosure Schedule, the execution and delivery by each Buyer of this Agreement, the other Transaction Agreements to which such Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by such Buyer pursuant hereto or thereto, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the Transactions and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the Organizational Documents of such Buyer or any of its Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which such Buyer is entitled under, any Contract to which such Buyer is a party or by which such Buyer is bound or to which its assets are subject, or (c) violate any Law applicable to such Buyer or any of its properties or assets, other than in the case of the preceding clause (b) or (c) for any conflicts, breaches, defaults or violations that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyers’ Material Adverse Effect.

6.5. Financing. Buyer Parent has available to it as of the date of this Agreement, and will have available to it at the Closing, funds sufficient to enable Buyers to perform all of their obligations hereunder, as and when contemplated under this Agreement and to pay or otherwise perform all of the obligations of Buyers under the Transaction Agreements. In no event shall the receipt of any funds or financing by Buyers be a condition to any of Buyers’ obligations hereunder.

6.6. Brokers and Finders. Except as set forth in Section 6.6 of the Buyers Disclosure Schedule, Buyers have not incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions.

6.7. Litigation. Except as would not reasonably be expected to have a Buyers’ Material Adverse Effect, (a) there is no Action pending or, to the knowledge of any Buyer, threatened against either Buyer or any of their properties by or before any Governmental Authority, and (b) no Buyer is subject to any outstanding judgment, Order, injunction, rule or decree of any Governmental Authority.

6.8. Solvency. Buyers are not entering into this Agreement or any Transaction Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the payment of the Purchase Price and all related fees and expenses, assuming satisfaction of the conditions to Buyers’ obligation to consummate the Transactions as set forth herein and in the other Transaction Agreements, Buyer Parent and its Subsidiaries, including Buyer Sub, taken as a whole, (a) as of the Closing Date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature and (b) shall not have, as of such dates, unreasonably small capital to carry on their businesses in which they are engaged. For purposes of this Section 6.8, (i) “not have, as of such dates, unreasonably small capital to carry on their businesses in which they are engaged” means that Buyer Parent and its Subsidiaries, including Buyer Sub, taken as a whole, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due and (ii) “fair saleable value” means the amount that may be realized if the aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

6.9. No Other Representations or Warranties. Except for the representations and warranties contained in Article V (or any certificate or other instrument delivered pursuant to this Agreement), each of Buyer Parent and Buyer Sub acknowledges that Seller, nor any Subsidiaries of Seller, nor any other Person on behalf of Seller or such Subsidiaries, has made or makes any other express or implied representation or warranty in connection with the transactions contemplated hereby. Except to the extent any such information is expressly included in a representation or warranty contained in Article V (or any certificate or other instrument delivered pursuant to this Agreement or in the Seller Disclosure Schedule), neither Seller nor any other Person shall be subject to any liability or indemnification obligation to Buyers or other Person resulting from the making available to Buyers, or Buyers’ use of, information, documents or other material made available to Buyers in connection with the Transactions other than any liability or indemnification obligation arising from Fraud. Except to the extent any such information is expressly included in a representation or warranty contained in Article V (or any certificate or other instrument delivered pursuant to this Agreement or in the Seller Disclosure Schedule), each of Buyer Parent and Buyer Sub acknowledges and agrees that Seller, nor any Subsidiaries of Seller, nor any other Person on behalf of Seller or such Subsidiaries, has made or makes any representation or warranty with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Business or the Acquired Assets or (b) any oral or written information presented by Seller or any of its Representatives in the course of Buyers’ due diligence investigation, the negotiation of this Agreement or the course of the Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) nothing in this Section 6.9 shall in any way limit any of the representations or warranties set forth in Article V or in any of the other Transaction Agreements or any of the obligations of Seller under Article XII, and (ii) the provisions of this Section 6.9 shall not, and shall not be deemed or construed to, waive or release any claims relating to Fraud.

ARTICLE VII.

INTERIM CONDUCT OF BUSINESS

7.1. Conduct of Business. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article XI, except (w) as set forth in Section 7.1 of the Seller Disclosure Schedule, (x) to the extent required by applicable Law, (y) as otherwise expressly required by any other provision of this Agreement or the Transaction Agreements, or (z) with the prior written consent of Buyer Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will (i) conduct the operations of the Business in all material respects in the ordinary course of business, and (ii) use its commercially reasonable efforts to keep available the services of the officers, employees and consultants of the Business and to preserve the goodwill and current relationships of the Business with customers, suppliers and other Persons having business relationships with the Business; provided, however, that no action relating to the subject matter of any of the clauses of Section 7.2 that is permitted to be taken by Seller under Section 7.2 without Buyer Parent’s consent shall be deemed a breach of this Section 7.1.

7.2. Restrictions on Business. Without limiting the generality of Section 7.1, except (w) as set forth in the applicable subsection of Section 7.2 of the Seller Disclosure Schedule, (x) to the extent required by applicable Law, (y) to the extent any resulting Liability would be (or Seller agrees to treat such resulting Liability as) an Excluded Liability, or (z) as otherwise expressly required or explicitly contemplated by any other provision of this Agreement, Seller shall not between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article XI, directly or indirectly, take any of the following actions with respect to the Business, the Acquired Assets, or the Transferred Subsidiaries without the prior written consent of Buyer Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) enter into any new Contract (or amend any existing Contract if such amendment contains terms described in this clause (a)) (i) that is or would be required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the U.S.

Securities Laws or disclosed by Seller on a Current Report on Form 8-K if Seller were subject to the periodic reporting requirements of the U.S. Securities Laws, except (A) any Contract (including those providing for the incurrence of Indebtedness) that will not survive the Closing, (B) any Contract that is otherwise permitted by this Section 7.2 (including pursuant to Section 7.2(a)(iv)) or (C) any consent contemplated by this Agreement as being obtained at or prior to Closing; (ii) that limits the freedom of Seller or any of its Transferred Subsidiaries: (A) to engage or participate, or compete with any other Person with respect to the Business in any market or geographic area, or (B) to make use of any material Intellectual Property Rights owned by Seller primarily related to the Business; (iii) that limits Seller or any of its Transferred Subsidiaries from engaging in any material portion of the Business; (iv) that is primarily related to the Business with any of Seller’s or any of its Subsidiaries’ Affiliates, officers, directors, employees, principal stockholders or Persons who, to the Knowledge of Seller, are controlled thereby, or, to the Knowledge of Seller, any member of such Persons’ immediate families, including any Contracts with respect to retrofitting, except for (A) any such Contract for the purchase of railcars which is not prohibited by clauses (ii), (iii) or (v) of this Section 7.2(a) or Section 7.2(b), and (B) any Contract (including those providing for the incurrence of Indebtedness) that will not survive the Closing; and (v) pursuant to which any Third Party is licensed (including pursuant to a covenant not to sue) to use any material Intellectual Property Rights owned by Seller or any of its Subsidiaries primarily related to the Business;

(b) enter into any new Contract for the manufacture and delivery of railcars containing, or amend any existing Contract to add, terms or provisions which (i) expressly provide for consequential damages to be paid by Seller for a breach of such Contract, (ii) provide for most favored nations pricing, and (iii) provide for a warranty with respect to the railcars purchased under such Contract that is in excess of five (5) years or provide broader warranty coverage than commonly provided by Sellers;

(c) with respect to, or otherwise relating to the Business, the Acquired Assets or any of the Transferred Subsidiaries, make (or by Contract commit to make) any capital expenditures for which reimbursement will be requested of Buyer Parent without receiving written approval of Buyer Parent (such approval to be subject to Buyer Parent receiving adequate information and documentation regarding such capital expenditure) and Seller providing on-going reporting requested by Buyer Parent regarding the projects funded by such capital expenditure, other than any Business CapEx;

(d) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Authority and other than as may be necessary in connection with the preparation of the Business Financial Statements, or otherwise change or modify the methodology it uses to accrue for warranty liabilities on its books and records (unless otherwise required to do so in order to comply with GAAP);

(e) sell, pledge, dispose of, transfer, distribute, lease, license, guarantee or encumber or otherwise impose any Lien on any Acquired Asset or execute any instruments which materially adversely affect title to the Business Real Property, except: (i) as required by the express terms of any Contract in effect as of the date hereof, (ii) the sale of Inventory in the ordinary course of business, (iii) disposals of obsolete assets, (iv) Permitted Liens, (v) any such Lien which will not survive the Closing, or (vi) the sale, transfer, lease or license of any Acquired Asset pursuant to any agreement or commitment for an amount not in excess of $1,000,000 in any given calendar quarter;

(f) compromise, settle or agree to settle any Action primarily relating to the Business, the Acquired Assets or any of the Transferred Subsidiaries other than compromises, settlements or agreements of Actions that involve only the payment of monetary damages without the imposition of equitable relief (other than equitable relief that only requires compliance with applicable Law, any Order or any Governmental Authority), or the admission of wrongdoing by, Seller or any of the Transferred Subsidiaries and such monetary damages are within the respective deductible provided by the applicable insurance policy held by Seller or its Subsidiary, as applicable;

(g) fail to maintain insurance adequate for the Business in Seller’s judgment reasonably exercised;

(h) increase the compensation or benefits of any Business Employees except in the ordinary course of business;

(i) form any Subsidiary, or enter into any joint venture, partnership or similar arrangement primarily related to the Business, the Acquired Assets, the Assumed Liabilities or the Transferred Subsidiaries, or (i) with respect to the Business, the Acquired Assets or any of the Transferred Subsidiaries, enter into any new line of business or establish any premises (A) in any geographic region where Seller or any Transferred Subsidiary as of the date of this Agreement does not have any premises or (B) outside of the continental United States of America or (ii) materially change the operations or business plan for the Business or intentionally abandon any existing material line of the Business, in each case as of the date hereof;

(j) with respect to each Transferred Subsidiary, (i) amend or otherwise change or waive any provision of its Organizational Documents or enter into a merger or plan of liquidation or dissolution, (ii) issue, sell, pledge, dispose of, grant, transfer or encumber any Equity Interests in such Transferred Subsidiary, (iii) acquire, or take an equity interest in, another Person or enter a new line of business, (iv) obligate the Business to guarantee any obligation of, any such Person, (v) make any distribution of the assets of any Transferred Subsidiaries (other than cash in the ordinary course), or (vi) make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, surrender any right to claim a material refund of Taxes (other than by the passage of time), settle or compromise any material Tax claim or liability or claim for a refund of Taxes, change any material annual Tax accounting period, enter into any material closing agreement or other material written binding agreement relating to Taxes or any material Tax sharing agreement, file any material Tax Return other than one prepared in a manner consistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business);

(k) incur any Seller Business Indebtedness, other than (i) Indebtedness incurred in the ordinary course of business not to exceed in the aggregate $1,000,000 or (ii) Indebtedness that will be repaid prior to or in connection with the Closing;

(l) make any material amendment to the Costing Policy;

(m) cause the issuance of any letters of credit concerning the Acquired Assets, except letters of credit which either (i) do not provide for capacity in excess of $10,000,000, in the aggregate, or (ii) do not materially impact the Business; or

(n) (i) authorize or enter into any Contract, or otherwise make any commitment, to do any or of the foregoing or (ii) take any action in favor of doing any of the foregoing with respect to any Joint Venture.

7.3. No Control of Seller’s Business. Nothing contained in this Agreement shall give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing.

ARTICLE VIII.

COVENANTS OF PARTIES

8.1. Commercially Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, each Party shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to (a) cause the conditions precedent set forth in Section 4.3 to be satisfied as soon as practicable after the date hereof, (b) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, and the expiration or termination of any applicable waiting periods, and make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), and (c) prepare, execute and deliver any additional certificates and other instruments that are necessary or required to consummate the Transactions and to fully carry out the purpose and intent of this Agreement and the other Transaction Agreements.

8.2. Regulatory Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to obtain, as promptly as practicable, all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities under antitrust or competition Laws (including those in connection with the HSR Act) (the “Competition Approvals”).

(b) If any objections are asserted with respect to the Transactions or if any action is instituted or threatened by any Governmental Authority or any private party challenging the Transactions in connection with the Competition Approvals, each of the Parties shall use its reasonable best efforts to promptly resolve such objections and actions; provided, that in no event shall Buyer Parent, Buyer or any of their respective Affiliates be obligated to take any action, including entering into any consent decree, hold separate order or other arrangement, that (i) requires the sale, divestiture, licensing or disposition of (x) any assets or businesses of Buyer

Parent, Buyer or any of their respective Subsidiaries or (y) any assets of the Business, (ii) limits the conduct of Buyers or their Affiliates (including, after the Closing, the Transferred Subsidiaries) or Buyer Parent’s freedom of action with respect to, or its ability to retain, the Acquired Assets, the Business, the Joint Ventures or any portion thereof or any of Buyer Parent’s or its Affiliates’ other assets or businesses, or (iii) would be expected to have an adverse impact on Buyer Parent, its Affiliates and their Subsidiaries’ respective businesses, or the Business, the Transferred Subsidiaries and the Acquired Assets. With regard to any Governmental Authority, Seller shall not, without Buyer Parent’s prior written consent, which may be withheld by Buyer Parent in its sole discretion, take, or commit to take, any action inconsistent with the limitations set forth in the preceding sentence. Nothing in this Agreement shall require any Party to take or agree to take any action with respect to its business or operations in connection with obtaining all Competition Approvals, unless the effectiveness of such agreement or action is conditioned upon the Closing.

(c) Each of the Parties shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, outside counsel for Seller and Buyer Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Seller or Buyers, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. In exercising the foregoing rights, each of Seller and Buyer Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Authority, Seller and Buyer Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing each such other party with copies of notices or other written substantive communications received by such party or any of their respective Subsidiaries, from any Governmental Authority and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby. With respect to the matters in this Section 8.2, Buyer Parent shall in any event control the strategy and process relating to all Competition Approvals so long as Buyer Parent reasonably consults in advance with Seller and considers in good faith the views of Seller with respect thereto. In furtherance of and not in limitation of the previous sentence, Seller shall agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other Competition Approvals, as requested by Buyer Parent.

(d) In furtherance and not in limitation of the foregoing, each of Seller and Buyer Parent shall, and shall cause their respective Affiliates to, make or cause to be made all required HSR Act notifications within thirty (30) days after the date of this Agreement. The HSR filing fee shall be paid by Buyer Parent. If Seller or Buyer Parent receives a request for information or documentary material from any Governmental Authority with respect to the Transactions (including, but not limited to, such requests with respect to the HSR Act), then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, a response which is, at a minimum, in substantial compliance with such request.

8.3. Access to Information. From the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article XI, Seller shall, and shall cause each of its Subsidiaries to: (i) provide to Buyer Parent and its Representatives reasonable access, during Seller’s normal business hours, in such a manner as not to interfere unreasonably with the business conducted by Seller or any of its Subsidiaries and under the supervision of Seller’s personnel, upon reasonable advanced notice to Seller, to the Business Real Property and to the officers, employees, properties, offices and other facilities of Seller and each of its Subsidiaries that are primarily related to the Business (but only to the extent applicable to the Business) and to the books and records thereof (including for purposes of conducting non-invasive environmental assessments) and (ii) reasonably promptly furnish such information concerning the properties (including the Business Real Property), Contracts, assets and liabilities primarily related to the Business as Buyer Parent or its Representatives may reasonably request; provided, however, that (x) Seller shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that Seller reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but Seller shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), or (B) breach, contravene or violate any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (it being understood and agreed that the Parties shall use their commercially reasonable efforts to cause any information that is withheld pursuant to clause (A) or (B) to be provided or made available in a manner that is not prohibited by clause (A) or (B)) and (y) without the prior written consent of Seller (which may be withheld in Seller’s sole discretion), Buyers shall not contact any suppliers to, or customers of, the Business. Without the prior written consent of Seller (which may be withheld in Seller’s sole discretion), the rights of access set forth in this Section 8.3 explicitly exclude any Phase II environmental investigations or any other intrusive or invasive sampling or investigations, including testing of air, soil, surface water, groundwater or any other media.

8.4. Notification of Certain Matters; Schedules of Acquired Assets.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, each Party shall, unless prohibited by applicable Law, promptly notify the other Parties of (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (ii) receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) receipt of any proposed termination of that certain lease identified on Section 8.4(a)(i) of the Seller Disclosure Schedule; (iv) any new orders of a material amount of materials ordered solely and specifically for purposes of performance of the Contract listed on Section 8.4(a)(ii) of the Seller Disclosure Schedule, or (v) such Party becoming aware of the occurrence of an event that would reasonably be expected to prevent or delay beyond the End Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Closing set forth in Section 4.3 being incapable of satisfaction; provided, however, that it shall not be a breach or default hereunder, and Seller shall have no liability therefor, if Seller shall fail to provide any notice in respect of the matters addressed in clauses (iii) or (iv). The making of such a notice (in and of itself), the providing of any Specified Schedule Information or the updating of any Schedule to this Agreement or Section 5.22(d) of the Seller Disclosure Schedule pursuant to this Section 8.4 shall not affect any representation, warranty, covenant or agreement contained in this

Agreement or any Transaction Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Section 4.3 have been satisfied or give rise to any right of termination set forth in Article XI.

(b) Prior to the Closing, the Parties shall cooperate in good faith in connection with the preparation of any updates which may be necessary or appropriate to the Schedules containing certain Acquired Assets, Assumed Liabilities or Business Employees (such facts, conditions, occurrences, changes or other matters which may be set forth on such Schedules, the “Specified Schedule Information”); provided, however, that any such updates to the Schedules of the Acquired Assets, the Assumed Liabilities or the Business Employees to include or otherwise reflect such Specified Schedule Information shall be subject to the review of, and shall require the prior written consent of, each Party, such consent not to be unreasonably withheld or delayed. Prior to the Closing, Seller agrees that it will use commercially reasonable efforts to update the Schedules of the Acquired Assets, Assumed Liabilities and Business Employees to include any Specified Schedule Information arising after the date hereof. At the Closing, Seller shall deliver to Buyer Parent an updated assessment of the (x) FRA Reserve Amount and (y) the FRA Accrual Amount, in each case, as of the end of the last calendar month ending at least twenty (20) days prior to the Closing Date. As promptly as practicable after the Closing (and in no event later than twenty (20) days following the end of the calendar month in which the Closing occurs), Seller shall deliver to Buyer Parent an updated assessment of the (x) FRA Reserve Amount and (y) the FRA Accrual Amount, in each case, as of the Closing Date.

8.5. Confidentiality.

(a) Buyers and Seller acknowledge and agree that the existence of this Agreement (including the Seller Disclosure Schedule) and the other Transaction Agreements, and the terms and conditions hereof and thereof, shall constitute “Evaluation Material” under and within the meaning of the Non-Disclosure Agreement, dated as of December 17, 2018, by and between Buyer Parent and Seller (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing in accordance with its terms; provided, that, notwithstanding the stated expiration date of December 17, 2019, applicable to the obligations under Section 5 of the Confidentiality Agreement, Buyer Parent and Seller hereby agree (and the Confidentiality Agreement shall be deemed amended for such purpose), that the obligations under Section 5 of the Confidentiality Agreement shall (x) survive after December 17, 2019 and (y) shall continue in full force and effect until the Closing. Buyer Sub agrees to be bound by the terms and conditions thereof as if it were an original signatory thereto.

(b) Following the Closing until the fifth (5th) anniversary of such date, except (i) as required or requested by Law or Order to disclose any Business Confidential Information, (ii) as is necessary to perform its covenants, agreements and obligations, or exercise its rights or ownership, under this Agreement or any of the other Transaction Agreements, or (iii) as explicitly permitted by this Section 8.5 or Section 8.7 or any other provision of this Agreement or any of the other Transaction Agreements, Seller agrees not to disclose at any time (and shall cause each of its Subsidiaries and controlled Affiliates not to disclose at any time) any Business Confidential Information. In the event Seller or any of its controlled Affiliates are requested or required by Law or Order to disclose any Business Confidential Information, Seller shall promptly notify

Buyer Parent in writing (unless such requirement is in relation to any Action to which Seller or any of its Subsidiaries are a party), which notification shall include the nature of the legal request or requirement and the extent of the required disclosure, and Seller and its Subsidiaries shall cooperate with Buyers to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement, the term “Business Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent primarily related to the business, products, services, or research or development of the Business, or the suppliers, distributors, customers, employees, independent contractors or other business relations of the Business, including the following: (A) internal business and financial information (including information relating to strategic and staffing plans and practices, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures); (B) individual requirements of, specific contractual arrangements with, and information about, the Business, the suppliers, distributors, customers, employees, independent contractors or other business relations of the Business and their confidential information; (C) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (D) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (E) any other Intellectual Property; provided, however, that Business Confidential Information shall not include information that: (x) is disclosed or otherwise becomes available to Seller or any of its Affiliates after the Closing from a source other than Buyer Parent or its Affiliates in connection with this Agreement, provided that the source of such information was not known by Seller to be bound by a confidentiality agreement between Buyer Parent and such source prohibiting the disclosure of such information or bound by a legal, contractual or fiduciary obligation owed to Buyer Parent prohibiting the disclosure of such information; (y) prior to or after the time of disclosure, becomes generally available to the public, in each case other than as a result of any inaction or action of Seller or any of its Subsidiaries in breach of the terms hereof; or (z) is independently developed by or on behalf of Seller after the Closing without use of any Business Confidential Information.

(c) Following the Closing until the tenth (10th) anniversary of such date, except (i) as required or requested by Law or Order to disclose any Transaction Confidential Information, (ii) as is necessary to perform its covenants, agreements and obligations, or exercise its rights or ownership, under this Agreement or any of the other Transaction Agreements, or (iii) as explicitly permitted by this Section 8.5 or Section 8.7 or any other provision of this Agreement or any of the other Transaction Agreements, each Buyer and Seller agrees not to (x) disclose at any time (and shall cause each of their Subsidiaries and controlled Affiliates not to disclose at any time) any of the terms or conditions of this Agreement or any of the other Transaction Agreements, or (y) disclose at any time (and shall cause each of their Subsidiaries and controlled Affiliates not to disclose at any time) any Transaction Confidential Information disclosed by Buyers (in the case of Seller) or disclosed by Seller (in the case of Buyers). In the event any Party or any of its controlled Affiliates is required or requested by Law or Order to disclose any Transaction Confidential Information disclosed by Buyers (in the case of Seller) or disclosed by Seller (in the case of Buyers), such Party shall promptly notify the other Parties in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Party and its controlled Affiliates shall cooperate with the other Parties to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this

Agreement, the term “Transaction Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent disclosed by or on behalf of any Buyer or any of its Subsidiaries or controlled Affiliates to Seller or any of its Subsidiaries or controlled Affiliates, or by or on behalf of Seller or any of its Subsidiaries or Affiliates to any Buyer or any of its Subsidiaries or controlled Affiliates, as the case may be, pursuant to the terms or conditions of, or in connection with the performance of any covenants, agreements or obligations, or exercise of rights, under this Agreement or any of the other Transaction Agreements; provided, however, that Transaction Confidential Information shall not include information that: (w) was in the possession of the receiving Party or its Affiliates at the time of disclosure; (x) is disclosed or otherwise becomes available to the receiving Party or any of its Affiliates from a source other than the disclosing Party or its Affiliates, provided that the source of such information was not known by the receiving Party to be bound by a confidentiality agreement between the disclosing Party and such source prohibiting the disclosure of such information or bound by a legal, contractual or fiduciary obligation owed to the disclosing Party prohibiting the disclosure of such information; (y) prior to or after the time of disclosure, becomes generally available to the public, in each case other than as a result of any inaction or action of the receiving Party or any of its Affiliates in breach of the terms hereof; or (z) is independently developed by or on behalf of the receiving Party without use of or reference to any Transaction Confidential Information.

8.6. Exclusivity. Until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, neither Seller, nor any of its controlled Affiliates or respective Representatives (acting at the direction of Seller) shall, directly or indirectly: (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Buyers) relating to a possible Acquisition Transaction; (ii) participate in any ongoing discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyers) relating to or in connection with a possible Acquisition Transaction; or (iii) entertain, consider or accept any proposal or offer from any Person (other than Buyers) relating to a possible Acquisition Transaction. Seller shall, and shall direct each of its respective Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyers) relating to a possible Acquisition Transaction, and shall promptly provide Buyers with a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Seller or any of its respective Representatives from any Person (other than Buyers).

8.7. Public Statements. Except as required by Law or the rules or regulations of any applicable U.S. securities exchange or Governmental Authority to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance, prior to the Closing, neither Buyers, on the one hand, nor Seller, on the other hand, shall, without the prior written consent of the other, directly or indirectly make or issue any press release, statement or other communication to the public regarding the existence or subject matter of this Agreement or any of the other Transaction Agreements, or the terms and conditions hereof or thereof, including, if applicable, the termination of this Agreement and the reasons therefor, or any disputes or proceedings hereunder or thereunder. The Parties shall issue a mutually agreed joint press release on the date hereof. After the Closing, a Party hereto may issue any releases of information without the consent of the other Parties if such release of information is (i) in compliance with the provisions of Section 8.5 or (ii) required by Law or the rules or regulations of any applicable U.S. securities exchange, NYSE or Governmental Authority to which the relevant party is subject. Notwithstanding the foregoing, the Parties agree and acknowledge that Buyer Parent shall file this Agreement and the joint press release announcing the signing of this Agreement and disclose the acquisition of the Business (and other relevant required information) in its periodic reports filed with the SEC.

8.8. Record Retention. Each Party agrees, on behalf of itself and its controlled Affiliates, that for a period of not less than six (6) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Business, the Acquired Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Upon any reasonable request from a party hereto or its employees, agents or representatives, the Party holding such records shall (a) provide to the requesting Party or its employees, agents or representatives reasonable access to such records during normal business hours and (b) permit the requesting Party or its employees, agents or representatives to make copies of such records, in each case at no cost of the requesting Party or its employees, agents or representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require any Party to disclose any information to the other Parties if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, duty or agreement (it being understood that each Party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the other Party to occur without so jeopardizing privilege or contravening such Law, duty or agreement). Such records may be sought under this Section 8.8 for any reasonable purpose to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the Party seeking such records. Each Party shall have the right to destroy all or part of such books and records after the sixth (6th) anniversary of the Closing Date or, at an earlier time by giving each other party hereto twenty (20) days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other Party’s expense, custody of such books and records as such first party may intend to destroy.

8.9. Bulk Sales. The Parties agree that it will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales Laws or similar Laws of the jurisdictions in which the Acquired Assets to be conveyed hereby are situated or of any other jurisdictions which may be asserted to be applicable to the Transactions and the Parties believe that it is not clear that any such Laws are applicable to such Transactions. Buyers hereby waive compliance by Seller and its Subsidiaries with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Business to Buyers.

8.10. Business Relationships; Payments.

(a) After the Closing, Seller shall provide reasonable cooperation at the expense of, and upon the written request of, Buyers to assist in the transition of the business relationships of the Business existing as of the Closing, including relationships with customers and suppliers.

(b) After the Closing, Seller shall, and shall cause its Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyers, any mail, cash, checks or other instruments of payment Seller or any of its Subsidiaries receive that (i) arise from a post-Closing transaction and primarily relate to the Acquired Assets, the Assumed Liabilities the Business to which Buyers are entitled or (ii) are otherwise taken into account in the calculation of Closing Working Capital, and shall hold such cash, checks or other instruments of payment in trust for Buyers until such delivery.

(c) After the Closing, Buyers shall, as promptly as practicable, deliver to Seller (or any of its Subsidiaries, as applicable) any mail and payments received by Buyers that do not relate to the Acquired Assets, the Assumed Liabilities or the Business and to which Seller or its Subsidiaries are otherwise entitled.

8.11. Carve-Out Financial Statements.

(a) Within fifteen (15) Business Days after the date of execution of this Agreement (or as soon as reasonably practicable thereafter), Seller shall prepare and deliver to Buyers (i) the unaudited carve-out balance sheet as of December 31, 2017 and December 31, 2018 and the related statements of operations, comprehensive income, cash flows and stockholders equity for the years then ended of the Business, as reviewed by Seller’s independent auditors (the “Reviewed 2018 Carve-Out Financial Statements”) and (ii) the audited consolidated balance sheet of the Seller and its Subsidiaries as of December 31, 2018 and the related audited statements of operations, cash flows and stockholders’ equity for the fiscal year then ended, together with the notes thereto. The Reviewed 2018 Carve-Out Financial Statements shall be prepared in accordance GAAP applied on a consistent basis (except as may be indicated in the notes thereto).

(b) On or prior to June 30, 2019 (or as soon as reasonably practicable thereafter), Seller shall prepare and deliver to Buyers the audited carve-out balance sheet as of December 31, 2018 and the related statements of operations, comprehensive income, cash flows and stockholders equity for the year ended December 31, 2018 of the Business (collectively, the “2018 Carve-Out Audited Financial Statements”). The 2018 Carve-Out Audited Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period covered (except as may be indicated in the notes thereto).

(c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, Seller shall (i) prepare the unaudited carve-out balance sheet and the related statements of operations, comprehensive income, cash flows and stockholders equity of the Business as of and for the interim quarterly periods ending on the last day of each fiscal quarter ending on or after March 31, 2019 and at least sixty (60) days prior to the Closing Date, together with the quarterly financial statements for the Business for the prior year comparable period (collectively, the “Quarterly Carve-Out Interim Financial Statements”), and deliver a copy thereof to Buyer Parent promptly after they become available. The Quarterly Carve-Out Interim Financial Statements are to be reviewed by Seller’s independent auditors. From the date of this Agreement until the Closing, Seller shall prepare the unaudited carve-out balance sheet and the related statements of operations, comprehensive income, cash flows and stockholders equity of the Business of and for the interim monthly periods ending on the last day of each month ending on or after April 30, 2019 and at least thirty (30) Business

Days prior to the Closing Date (collectively, the “Monthly Carve-Out Interim Financial Statements” and, together with the Quarterly Carve-Out Interim Financial Statements, the “Carve-Out Interim Financial Statements”), and deliver a copy thereof to Buyer Parent promptly after they become available. The Carve-Out Interim Financial Statements shall be prepared in accordance GAAP applied on a consistent basis (except as may be indicated in the notes thereto). Notwithstanding the foregoing, Seller does not make any representations or warranties with respect to the Carve-Out Interim Financial Statements.

(d) If, as of January 1, 2020, the Closing has not occurred and this Agreement has not been terminated in accordance with the terms hereof, Seller shall, until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, use commercially reasonable efforts to prepare the audited carve-out balance sheet of the Business as of December 31, 2019 and the related statements of operations, comprehensive income, cash flows and stockholders equity for the year then ended (collectively, the “2019 Carve-Out Audited Financial Statements”). To the extent completed prior to the Closing or termination of this Agreement in accordance with the terms hereof, the 2019 Carve-Out Audited Financial Statements shall be prepared in accordance GAAP applied on a consistent basis (except as may be indicated in the notes thereto). Notwithstanding the foregoing, Seller does not make any representations or warranties with respect to the 2019 Carve-Out Audited Financial Statements. If the Closing occurs prior to the completion of the 2019 Carve-Out Audited Financial Statements, Seller may cease preparing the 2019 Carve-Out Audited Financial Statements on the Closing Date. From and after the Closing, Seller shall, and shall cause its Subsidiaries to, upon the reasonable request of Buyer Parent, use commercially reasonable efforts to cooperate with the reasonable requests of Buyer Parent in connection with its preparation of the audited carve-out financial statements for the Business for fiscal year 2019, including making available such personnel (during normal business hours), and providing such books and records, as are reasonably necessary to assist Buyer in connection with its preparation of the audited carve-out financial statements for the Business for fiscal year 2019.

(e) From and after the Closing, upon the request of Buyer Parent, Seller shall (i) use commercially reasonable efforts to cause its independent accounting firm to deliver to the SEC any auditor’s consent that is required to be included in any filing with the SEC that includes or incorporates by reference the financial statements of the Business prepared by Seller and (ii) to the extent Buyer Parent conducts or intends to conduct an offering of securities (and if the registration statement, prospectus or offering memorandum for such offering includes or incorporates by reference the financial statements of the Business prepared by Seller), use commercially reasonable efforts to cause its independent accounting firm to deliver a letter containing statements and information of the type ordinarily included in accountant’s “comfort letters” with respect to the financial statements of the Business prepared by Seller contained or incorporated by reference in any such document relating to any such offering, in the case of each of clause (i) and (ii) above, within the period reasonably requested by Buyer Parent. Any fees and expenses owed to such accounting firm as a result of sub-clause (ii) in the previous sentence shall be paid by Buyer Parent. In addition, in connection with any SEC filing required to be made by Buyer Parent (or any SEC review of such filing), Seller shall permit Buyers and their authorized Representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of Seller and its Subsidiaries primarily relating to the Business for the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests on such SEC filing, and to direct their Representatives to cooperate fully in such preparation or response.

(f) Buyer Parent agrees to reimburse Seller, following the delivery by Seller to Buyer Parent of applicable invoices, for the fees of the independent auditors incurred by Seller directly relating to the preparation and, as applicable, the review of the Reviewed 2018 Carve-Out Financial Statements and the Quarterly Carve-Out Interim Financial Statements and for the audit of the 2018 Carve-Out Audited Financial Statements and of the 2019 Carve-Out Audited Financial Statements.

(g) Seller shall promptly deliver to Buyer Parent copies of the compliance certificates (including attachments thereto) which are delivered to the administrative agent pursuant to sections 8.01(a), 8.01(b) and 8.01(e) of the Opco Credit Agreement within five days of delivering such information to the administrative agent thereunder. Notwithstanding the foregoing, Seller does not make any representations or warranties with respect to any information delivered to Buyer Parent pursuant to this Section 8.11(g).

8.12. Payoff Letters and Lien Releases. Prior to the Closing, Seller shall deliver to Buyer Parent and the Title Company customary payoff letters in connection with the repayment of the Seller Business Indebtedness and the release of all Liens in connection therewith, in each case, in form and substance reasonably satisfactory to Buyer Parent (the “Payoff Letters”), and make arrangements for the “lenders” under the applicable Seller Business Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, customary Lien releases and any original possessory collateral held by the holders of such Seller Business Indebtedness.

8.13. Seller Guarantees. Buyers shall cooperate as reasonably requested by Seller and its Subsidiaries (at the expense of Seller) to obtain the return or release of all bonds, security, credit support, parent guarantees, letters of credit and indemnifications given by Seller and its Subsidiaries in connection with the Acquired Assets and set forth on Section 8.13 of the Seller Disclosure Schedules, and, to effectuate such return or release, Buyers shall, to the extent required, post its own bonds, security, credit support, parent guarantees, letters of credit, indemnifications and other items of value in substitution therefor on similar terms as such released bonds, guarantees and indemnifications. If, notwithstanding Buyers’ compliance with the foregoing sentence, any such bonds, security, credit support, parent guarantees, letters of credit or indemnifications remain outstanding following the Closing, Buyers shall indemnify and hold harmless Seller and its Subsidiaries from and against all losses suffered or incurred by them in connection with such bonds, security, credit support, parent guarantees, letters of credit or indemnifications.

8.14. Affiliate Transactions.

(a) On and as of the Closing, except for those Contracts set forth in Section 8.14(a) of the Seller Disclosure Schedule or as permitted by Section 7.2(a)(iv), all Contracts primarily related to the Business, the Assumed Liabilities, the Transferred Subsidiaries or the Acquired Assets, and by and between Seller or any of the Transferred Subsidiaries, on the one hand, and any of Seller, any of Seller’s Subsidiaries, any Affiliate, officer, director, employee, or principal stockholder (and their respective Affiliates) of Seller or its Subsidiaries, or any immediate family member of, or Person who, to the Knowledge of Seller, is controlled by, any such Person, on the other hand, shall be terminated by Seller without cost or continuing liability of the Business or any of the Transferred Subsidiaries and shall be of no further force or effect, and there shall be no further obligations of any of the parties thereunder. Notwithstanding the foregoing, the obligations set forth in this Section 8.14 shall not apply in respect of any Contracts that are Excluded Assets under this Agreement.

(b) At the Closing, (i) the agreements (whether executed or unexecuted) to purchase railcars listed on Section 8.14(a) of Seller Disclosure Schedule which result in the delivery of railcars after the Closing and (ii) the Contracts entered into after the date of this Agreement as permitted by Section 7.2(a)(iv) (together, the “Subject Agreements”) shall be amended to provide for the pricing terms set forth on Section 8.14(b) of the Seller Disclosure Schedule in respect of any railcars to be delivered after the Closing.

8.15. Use of Certain Trademarks. Promptly after the Closing Date, but in any event no later than twenty (20) Business Days after the Closing Date, Seller and its Affiliates shall cease all use of the Transferred Trademarks except as otherwise expressly licensed pursuant to the Trademark License Agreement or allowed by principles of trademark fair use.

8.16. Reimbursement of Seller Second Request Expenses. If Buyer Parent delivers a Buyer-Six Month Extension Request, then, thereafter, Buyer Parent shall reimburse Seller for all documented, out of pocket fees and expenses, including the fees of Seller’s outside legal counsel, incurred by Seller related to Seller’s compliance with the Second Request at or prior to the Closing; provided, that in the case of the fees of Seller’s outside legal counsel, such fees to be reimbursed by Buyer Parent shall not exceed $2,500,000, unless reasonably established by Seller that the cost of outside counsel to assist Seller in complying with the Second Request exceeds such amount.

ARTICLE IX.

EMPLOYEE MATTERS

9.1. Employment Offers.

(a) Buyers or a designated Subsidiary of Buyers shall offer employment or service to each Business Employee disclosed on Section 5.22(d) of the Seller Disclosure Schedule (other than Business Employees employed by Transferred Subsidiaries, who shall remain employed by such Transferred Subsidiaries), as updated by the Parties prior to the Closing Date in accordance with Section 8.4(b): (x) who is actively employed on the Closing Date or who is temporarily absent from active employment due to vacation or paid time off, effective as of the Closing Date, or (y) who is temporarily absent from active employment due to disability or military leave on the Closing Date, upon termination of such temporary absence within six (6) months following the Closing Date, provided that such individual is able to perform the essential functions of the position (with or without reasonable accommodation) he or she previously held with Seller (or a Subsidiary of Seller) prior to such absence (the “Offered Employees”). Those Business Employees who accept employment or service from Buyers or one of their Subsidiaries pursuant to the offers of employment or service made pursuant to this Section 9.1(a) and commence employment or service with Buyers or one of their Subsidiaries shall be referred to herein collectively as “Transferred Employees”. Seller shall provide all reasonable assistance to Buyers and their Subsidiaries in connection with the offers of employment or service to the Offered Employees contemplated by this Section 9.1.

(b) The offer of employment provided under Section 9.1(a) to Offered Employees shall provide for compensation and benefits that, taken as a whole, have a value that is substantially comparable in the aggregate to the compensation and benefits provided to similarly-situated employees of Buyer Parent and its Subsidiaries, or provided to such Offered Employee immediately prior to the Closing.

9.2. Seller’s Termination of Transferred Employees and Payment of Pre-Closing Compensation and Benefits. Seller shall terminate the employment of Offered Employees who become Transferred Employees effective on the Closing Date, and Seller shall pay to the Transferred Employees any and all Liabilities (other than severance) relating to or arising out of their employment or termination of employment, including any payments due such Transferred Employees pursuant to accrued wages, salary, bonus, or other forms of compensation, except for Assumed PTO and benefits that are not otherwise immediately payable under Transferred Employee Benefit Plans, as set forth in Schedule 9.2 of the Seller Disclosure Schedule.

9.3. Employee Benefit Plans.

(a) Buyers shall cause the Transferred Employee’s service with Seller (or any Subsidiary of Seller) as set forth on Section 5.22(d) of the Seller Disclosure Schedule to be recognized under the benefit plans made available by Buyers or their Affiliates to the Transferred Employees (“Buyer Benefit Plans”) for purposes of eligibility to participate, level of benefits, vesting (excluding equity compensation) and, to the extent applicable, entitlement to vacation and sick leave, to the same extent such service is recognized under the corresponding Employee Benefit Plans; provided that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, (ii) with respect to a newly established plan for which prior service is not taken into account or with respect to any equity-based compensation, or (iii) to the extent that such recognition would result in benefit accruals with respect to any defined benefit plan. Buyers shall use commercially reasonable efforts to cause all applicable Buyer Benefit Plans that provide medical, vision, and dental insurance coverage (collectively, “Buyer Welfare Plans”) to waive pre-existing condition exclusions, evidence of insurability provisions and waiting period requirements to the same extent such exclusions, provisions and requirements were waived or satisfied under the applicable employer welfare plan as of the Closing Date. In addition, Buyers shall use commercially reasonable efforts to cause the applicable Buyer Welfare Plans to credit Transferred Employees with amounts credited by Seller medical, dental and vision insurance coverage toward the satisfaction of annual deductible and out-of-pocket maximums under such Buyer health, dental and vision coverage during the plan year in which the Closing occurs.

(b) Seller, its Subsidiaries and their ERISA Affiliates shall be solely responsible for complying with COBRA with respect to their employees and their eligible dependents (other than the Transferred Employees and their eligible dependents) by reason of such employees’ termination of employment with Seller, its Subsidiaries and their ERISA Affiliates, and neither Buyers nor any Affiliate thereof shall have any obligation or liability to provide COBRA benefits on account of any such termination of employment. Buyers and their

Subsidiaries and Affiliates shall be solely responsible for complying with COBRA with respect to the Transferred Employees and their eligible dependents.

(c) To the extent permitted by applicable Law, Buyers shall or shall cause their Affiliates to assume each Transferred Employee’s unused vacation time earned as of the Closing Date with Seller (or any Subsidiary of Seller) but only to the extent set forth on Section 5.22(d) of the Seller Disclosure Schedule (“Assumed PTO”).

(d) To the extent that the Seller’s 2019 Management Incentive Plan (the “2019 MIP”) is a Transferred Employee Benefit Plan as of Closing, Buyers shall, or shall cause their Affiliates to, (i) assume and honor the 2019 MIP and all obligations to pay any amounts thereunder in accordance with its terms, and (ii) pay incentives to the Transferred Employees in an aggregate amount not less than the accrued amount in respect of the 2019 MIP that is taken into account in the calculation of Working Capital.

9.4. WARN. Seller and its Affiliates shall comply with all notification requirements arising under the Worker Adjustment Retraining Notification Act of 1988 and any similar state, local or foreign Law (“WARN”) in connection with the transactions contemplated by this Agreement to the extent such obligations arise during the Interim Period. Buyers and their Affiliates shall comply with all notification requirements arising under WARN in connection with the transactions contemplated by this Agreement to the extent such obligations arise on or after the Closing Date.

9.5. No Third-Party Beneficiaries. The Parties acknowledge and agree that all provisions set forth in this Article IX or any other provision of this Agreement with respect to Business Employees are included for the sole benefit of the Parties and shall not create any right (a) in any other Person, including any Business Employees, any participant in any Employee Benefit Plan or any beneficiary or dependent thereof, (b) to continued employment, either before or after the Closing, with Seller, Buyers or any of their respective Subsidiaries, or (c) to be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties hereto or any other Person to modify, amend or terminate any of its benefit plans or programs.

ARTICLE X.

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyers and Seller for certain Tax matters:

10.1. Cooperation on Tax Matters.

(a) Buyers and Seller shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Article X and any audit, litigation, refund claim or other proceeding with respect to Taxes (each, a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyers and Seller agree to retain all books and records with respect to Tax matters pertinent to the Acquired Assets relating to any taxable period beginning before the Closing Date until sixty (60) days following the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(b) Buyers and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043A of the Code and the regulations promulgated thereunder.

10.2. Certain Taxes. Buyers and Seller shall each be responsible for the payment of fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and similar Taxes and administrative fees (including any penalties and interest) incurred in connection with this Agreement (together, “Transfer Taxes”).

10.3. Tax Characterization of Payments Under this Agreement. Seller and Buyers agree to treat all payments made either to or for the benefit of the other Party under this Agreement (other than payment of the Purchase Price) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permitted under applicable Tax Law.

ARTICLE XI.

PRE-CLOSING TERMINATION

11.1. Pre-Closing Termination. Subject to the terms of this Section 11.1, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written agreement of Buyer Parent and Seller;

(b) by either Buyer Parent, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on the End Date;

(c) by either Buyer Parent, on the one hand, or Seller, on the other hand, if:

(i) a Governmental Authority shall have enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or

(ii) a Governmental Authority shall have issued an Order prohibiting the Transactions that has become final and nonappealable;

provided that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 8.2.

(d) by Buyer Parent (provided that Buyers are not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that the conditions set forth in Sections 4.3(b)(i) or (ii)

would not be satisfied at such time and such breach has not been cured within twenty (20) Business Days after written notice thereof to Seller; or

(e) by Seller (provided that Seller is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Buyers set forth in this Agreement such that the conditions set forth in Sections 4.3(c)(i) or (ii) would not be satisfied at such time and such breach (x) is a breach of Section 4.2(b)(i) or (y) has not been cured within twenty (20) Business Days after written notice thereof to Buyers.

11.2. Effect of Pre-Closing Termination. In the event of the valid termination of this Agreement in accordance with the terms of Section 11.1, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and there shall be no Liability or obligation on the part of Buyers, Seller or its respective Affiliates or Representatives in connection herewith; provided, however, that no such termination shall relieve any Party from Liability resulting from or arising out of any willful and intentional breach of such Party’s representations, warranties, covenants or agreements set forth herein or the requirement to make the payments set forth in Section 11.3, or impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement; provided further that the provisions of Section 8.11(d) (Reimbursement for Preparation of Carve-Out Financial Statements), Section 8.5 (Confidentiality), Section 8.7 (Public Statements), this Section 11.2, Section 11.3 and Article XIII shall remain in full force and effect and survive any termination of this Agreement under the terms of Section 11.1.

11.3. Termination Fee.

(a) In the event that this Agreement is terminated either by Seller or Buyer Parent (i) pursuant to Section 11.1(c), if the relevant Order permanently restraining, enjoining or otherwise prohibiting, or Law preventing or making illegal the consummation of the Transaction relates to a failure to obtain the necessary clearances, approvals or authorizations under the HSR Act or any foreign antitrust or competition Law set forth on Section 4.3(a)(i) of the Seller Disclosure Schedule or (ii) pursuant to Section 11.1(b) and at the time of such termination the conditions set forth in Section 4.3(a)(i) remain unsatisfied, then Buyer Parent shall pay (or cause to be paid) to Seller, by wire transfer of immediately available funds, a non-refundable fee in the amount of $25,000,000 (the “Buyer Parent Termination Fee”) no later than ten (10) Business Days after such valid termination; provided, that if Buyer Parent has previously paid the Deposit Amount to Seller pursuant to clause (b) of the definition of “End Date”, then Seller shall be deemed to have received the full amount of the Buyer Parent Termination Fee for all purposes under this Agreement.

(b) Each of the parties acknowledges that (i) the agreements contained in this Section 11.3 are an integral part of the Transactions, (ii) the Buyer Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Seller in the circumstances in which the Buyer Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, Buyers and Seller would not enter into this Agreement, and (iv) in no event shall Buyer Parent be required to pay the Buyer Parent Termination Fee on more than one occasion. In the event that Buyer Parent shall fail to pay the Buyer Parent Termination Fee when due, Buyer Parent shall reimburse Seller for all reasonable costs and expenses actually incurred or accrued by Seller (including reasonable fees and expenses of counsel) in connection with any action taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

(c) Subject to the Parties’ rights to specifically enforce the terms of this Agreement pursuant to Section 13.6 prior to the valid termination of this Agreement, but notwithstanding anything to the contrary in this Agreement, Seller’s right to receive payment of the Buyer Parent Termination Fee pursuant to this Section 11.3 (including, for the avoidance of doubt, the Deposit Amount if previously paid), together with the rights under Section 8.16, shall be the sole and exclusive remedy of Seller or any of its respective Affiliates against Buyers or any of their respective Affiliates or any of their respective stockholders, partners, members or representatives for any and all Losses that may be suffered based upon, resulting from or arising out of such termination, and upon payment of the Buyer Parent Termination Fee in accordance with this Section 11.3, none of Buyer Parent or any of its Affiliates or any of their respective stockholders, partners, members or representatives shall have any further Liability or obligation relating to or arising out of this Agreement or any of the Transaction Agreements or the Transactions.

ARTICLE XII.

POST-CLOSING INDEMNIFICATION

12.1. Survival. If the Transactions are consummated, none of the representations, warranties, covenants and agreements contained herein shall survive the Closing, except as set forth below:

(a) the representations and warranties of Seller set forth in Sections 5.1 and 5.22(b) of this Agreement (the “Seller Surviving Representations”) shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the seven (7) month anniversary of the Closing Date;

(b) the representations and warranties of Buyers set forth in Sections 6.1 and 6.2 of this Agreement (the “Buyer Surviving Representations”) shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the seven (7) month anniversary of the Closing Date;

(c) the covenants and agreements contained in Section 7.2 of this Agreement shall survive the Closing and continue until the date that is seven (7) months after the Closing Date;

(d) the covenants and agreements to be performed on or after the Closing, shall survive the Closing and continue until fully performed or satisfied;

at which time such representations, warranties, covenants and agreements shall terminate (the periods referred to in clauses (a), (b), (c) and (d) the “Survival Period”); provided, however, that in the event that any Indemnified Party shall deliver a Claim Certificate to an Indemnifying Party setting forth a claim for indemnification under this Article XII in respect of a breach of a representation, warranty, covenant or agreement of Seller (if such Indemnified Party is a Buyer Indemnified Party) or Buyers (if such Indemnified Party is a Seller Indemnified Party) set forth in this Agreement prior to the expiration of the applicable Survival Period, then such representation, warranty, covenant or agreement or right shall survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof.

12.2. Indemnification.

(a) Subject to the limitations set forth in this Article XII, from and after the Closing, Seller shall indemnify and hold harmless Buyers and their Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Buyers or any of their Subsidiaries, and their respective agents and other Representatives (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any third party claim) and which arise from or as a result of, or are connected with:

(i) any Excluded Liabilities;

(ii) any breach of or inaccuracy in any of the Seller Surviving Representations as of the Closing as if made as of the Closing; and

(iii) any non-fulfillment or breach of any covenant or other agreement of Seller (A) set forth in Section 7.2 of this Agreement or (B) to be performed on or after the Closing pursuant to this Agreement.

(b) Subject to the limitations set forth in this Article XII, from and after the Closing, Buyers, jointly and severally, shall indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Seller or any of its Subsidiaries, and their respective agents and other Representatives (collectively, the “Seller Indemnified Parties”), from and any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any third party claim) and which arise from or as a result of, or are connected with:

(i) any Assumed Liabilities;

(ii) any breach of or inaccuracy in any of the Buyer Surviving Representations as of the Closing as if made as of the Closing;

(iii) any non-fulfillment or breach of any covenant or other agreement of Buyers to be performed on or after the Closing pursuant to this Agreement.

(c) Except in the event of Fraud or willful misconduct, from and after the Closing, the rights of Buyers and Seller to indemnification under this Agreement shall be the exclusive remedies of the Parties with respect to any breach of, inaccuracy in or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the foregoing, the limitations set forth in this Section 12.2(c) shall not apply to (i) any actions to enforce specifically the covenants in this Agreement and (ii) Section 3.3.

(d) Notwithstanding anything to the contrary contained herein, for purposes of determining the amount of Losses arising from a breach of a representation or warranty for which the Buyer Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification under this Article XII, such representation and warranty shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “Business Material Adverse Effect,” “Buyer Material Adverse Effect,” “Material Adverse Effect,” “in any material respect” and other uses of the word “material” (and shall be treated as if such words were deleted from such representation or warranty).

12.3. Limitations on Indemnification. Except for claims arising out of Fraud, or for claims in respect of Assumed Liabilities or Excluded Liabilities:

(a) The Buyer Indemnified Parties shall not be entitled to recover any Losses under Section 12.2(a)(ii) in respect of any breach of or inaccuracy in the representations and warranties made by Seller set forth in Section 5.22(b) of this Agreement, (i) where the Losses relating thereto arising from an individual breach or a series of related breaches arising out of the same facts and circumstances are less than $25,000 (each, a “Minor Claim”) and such Minor Claims shall be disregarded for all purposes hereunder and (ii) until such time as the total amount of all Losses suffered or incurred by any one or more of the Buyer Indemnified Parties, or to which any one or more of the Buyer Indemnified Parties has or have otherwise become subject, exceeds Two Million Five Hundred Thousand US Dollars ($2,500,000) (the “Deductible”), in which case the Buyer Indemnified Parties shall only be entitled to recover Losses exceeding the Deductible; provided, however, that the Deductible shall not apply to any breach of or inaccuracy in the representations and warranties made by Seller set forth in Section 5.1 of this Agreement.

(b) The maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover under Section 12.2(a)(ii) in respect of all breaches of or inaccuracies in the representations and warranties made by Seller set forth in Section 5.22(b) of this Agreement, collectively shall be limited to an aggregate amount of Twenty-Five Million US Dollars ($25,000,000) (the “Cap”); provided, however, that the limitations contained in this Section 12.3(b) shall not apply to any breach of or inaccuracy in the representations and warranties made by Seller set forth in Section 5.1 of this Agreement.

(c) The maximum aggregate amount of Losses that the Buyer Indemnified Parties, on the one hand, or the Seller Indemnified Parties, on the other hand, shall be entitled to recover under this Article XII shall be limited to an amount equal to the Final Purchase Price.

Notwithstanding anything to the contrary contained herein, (i) any Losses recoverable hereunder shall be reduced in amount by any insurance, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses (in all such cases, net of fees, expenses, increases in insurance premiums or any other costs incurred by any Indemnified Party in order to receive any such benefits, proceeds, payments or reimbursements), and any Indemnified Party shall (A) use commercially reasonable efforts to receive such benefits, proceeds, payments or reimbursements, and (B) to the extent any such benefits, proceeds, payments or reimbursements are realized (in all such cases that are subject to this Section 12.3, net of fees, expenses, increases in insurance premiums or any other costs incurred by any Indemnified Party in order to realize any such benefits, proceeds, payments or reimbursements) after such Losses are recovered from the Indemnifying Party pursuant to this Article XII, promptly repay the amount of such Losses (not to exceed the amount of such net benefits, proceeds, payments or reimbursements) to the Indemnifying Party, (ii) there shall be no obligation to indemnify under Sections 12.2(a)(ii) or (b)(ii) to the extent that any claim for indemnification is the subject of a specific reserve or accrual reflected or included in the Business Financial Statements or Seller Business Indebtedness and (iii) there shall be no obligation to indemnify for any Loss under Section 12.2 to the extent that such Loss was taken into account under Article III.

(d) For the avoidance of doubt, (i) in the event that a particular matter entitles a Buyer Indemnified Party to indemnification pursuant to more than one clause of Section 12.2(a) or pursuant to any other Transaction Agreement, such Buyer Indemnified Party shall be entitled to recover a particular dollar of Losses associated with such matter only once under this Article XII and the Transaction Agreements, and (ii) in the event that a particular matter entitles a Seller Indemnified Party to indemnification pursuant to more than one clause of Section 12.2(b) or pursuant to any other Transaction Agreement, Seller Indemnified Party shall be entitled to recover a particular dollar of Losses associated with such matter only once under this Article XII and the Transaction Agreements.

(e) Buyer Parent and Seller shall (and shall cause their respective Affiliates to) reasonably cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Article XII, including by making commercially reasonable efforts to mitigate any Losses, whether by seeking claims against a third party, an insurer or otherwise, and to resolve any such claim or liability.

12.4. Indemnification Claims.

(a) If an Indemnified Party is of the opinion that it has or may have a right to indemnification under this Agreement (an “Indemnification Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in a written notice (a “Claim Certificate”), prior to the expiration of the applicable Survival Period (if applicable): (i) stating that such Indemnified Party has suffered or incurred any Losses, or reasonably anticipates that it will suffer or incur any Losses, for which it is entitled to indemnification under this Agreement; (ii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof and the amount of all related Losses; and (iii) the basis for indemnification under this Agreement to which such item of Losses is related.

(b) If a Buyer becomes aware of a claim to be indemnified by Seller as a result of the breach of any representation and warranty made by Seller in Section 5.22(b) hereof, such Buyer shall notify Seller of such breach and, following Seller’s receipt of such notice, Seller (if it agrees that such breach has occurred) may elect to cure any such breach by undertaking to, or causing any of its Affiliates to, transfer additional assets to Buyer or its designated Affiliates, as applicable, grant perpetual, royalty-free licenses or sub-licenses to additional Intellectual Property to Buyer or its designated Affiliates under an appropriate license, as applicable, or otherwise take other commercially reasonable actions to remedy such breach. Notwithstanding the foregoing, the provisions of this Section 12.4(b) shall in no way prejudice or limit any of Buyers’ rights or remedies under this Article XII at any time (except to the extent that a Loss is actually reduced or eliminated by Seller’s actions under this Section 12.4(b)).

12.5. Third Party Claims. In the event any claim, demand, complaint or Action is instituted by a third party against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Third Party Claim, notify the Indemnifying Party of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Third Party Claim shall not affect the rights of the Indemnified Party except to the extent that such failure actually prejudices the Indemnifying Party. Upon receipt of such notice, the Indemnifying Party shall have the right, in its sole discretion, to control the defense or settlement of such Third Party Claim and may elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Third Party Claim and shall pay the fees, charges and disbursements of such counsel. Notwithstanding the foregoing provisions of this Section 12.5:

(a) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of an actual and material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim), and the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party’s counsel in connection with such Third Party Claim;

(b) the Indemnifying Party shall not be entitled to assume control of the defense of any Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if: (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; or (iii) the amount of Losses reasonably estimated to be incurred pursuant to such Third Party Claim (when combined with all other outstanding claims for indemnification and any amount previously paid by the Indemnifying Party that applies toward the applicable cap under Section 12.3 (if any) would exceed the applicable cap contemplated by Section 12.3 (if any)); provided that the Indemnifying Party shall be entitled to participate in (but not control) the defense of such Third Party Claim (and any and all settlement discussions related to such Third Party Claim) and to employ, at its sole expense, separate counsel of its choice to advise the Indemnifying Party for such purpose;

(c) if the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party may not settle or otherwise resolve such claim or cease to defend such claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) prior to the Indemnifying Party entering into such settlement or ceasing to defend such claim, the Indemnifying Party first verifies to the Indemnified Party in writing that the Indemnifying Party shall be responsible for all Liabilities and obligations relating to such Third Party Claim, (ii) such settlement or cessation involves, with respect to the Indemnified Party, only the payment of a lump sum amount of money and the Indemnifying Party pays such lump sum amount of money when due, and (iii) such settlement expressly and unconditionally releases the Indemnified Party from all Liabilities with respect to such claim;

(d) in the event the Indemnified Party controls the defense of any Third Party Claim, it shall request the prior written consent of the Indemnifying Party before entering into any settlement of such claim or ceasing to defend such claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Third Party Claim that is entered into by the Indemnified Party without its prior written consent (which shall not be unreasonably withheld, conditioned or delayed);

(e) from and after the delivery of a notice of a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its employees, counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Third Party Claim at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties); provided that the Indemnifying Party shall take reasonable precautions so as not to jeopardize any privilege reasonably available to an Indemnified Party in respect of any of its records; and

(f) procedures relating to Tax Proceedings shall be governed solely by Section X and not by this section.

12.6. Tax Treatment. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

12.7. Limitation of Set-Off

(a) Buyers shall not have any right to set off any unresolved indemnification claim pursuant to this Article XII against, and there shall not otherwise be any right to set off or counterclaim in the event of the non-performance of any obligation to make (i) any payment due pursuant to Article III, or (ii) any payment due under the Transition Services Agreement or any other Ancillary Agreement or any other Transaction Agreement other than this Agreement.

(b) Seller shall not have any right to set off any unresolved indemnification claim pursuant to this Article XII against, and there shall not otherwise be any right to set off or counterclaim in the event of the non-performance of any obligation to make (i) any payment due pursuant to Article III, or (ii) any payment due under the Transition Services Agreement or any other Ancillary Agreement or any other Transaction Agreement other than this Agreement.

12.8. Potential Contributors. If an Indemnified Party receives any payment from an Indemnifying Party in respect of Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim or demand asserted against such Indemnifying Party, then such Indemnified Party shall transfer such of its rights to proceed against such third party as are necessary to permit such Indemnifying Party to recover from such third party the amount of such payment.

ARTICLE XIII.

MISCELLANEOUS

13.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next Business Day, if sent by a nationally recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) three (3) Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows, or (d) upon delivery if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):

(i) if to Buyers, to:

The Greenbrier Companies, Inc.

1 Centerpointe Drive, Suite 200

Lake Oswego, OR 97035

Attention: William A. Furman, Chairman, Chief Executive Officer

and President

                Martin R. Baker, SVP, Chief Compliance Officer and

General Counsel

Email: Bill.Furman@gbrx.com

            Martin.Baker@gbrx.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92626

Attention: Stephen D. Cooke

E-mail: stephencooke@paulhastings.com

if to Seller, to:

American Railcar Industries, Inc.

100 Clark Street

St. Charles, MO 63301

Attention: John O’Bryan

                 Yevgeny Fundler

E-mail: JOBryan@americanrailcar.com

             yfundler@americanrailcar.com

with a copy (which shall not constitute notice) to each of:

ITE Management

200 Park Avenue South

Suite 1511

New York, New York 10003

Attention: Jason Koenig

E-mail: jkoenig@itemgmt.com

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: William H. Gump

                  Bradley Friedman

E-mail: wgump@willkie.com

             bfriedman@willkie.com

Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

13.2. Amendments and Waivers. Subject to applicable Law and subject to Section 13.9, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies hereunder. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.3. Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party (if any), whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party, except that, without the consent of the other Party: (a) Buyer Sub may assign their rights and obligations hereunder (including their right to purchase the Acquired Assets), in whole or in part, to any Affiliate, and (b) a Party may assign any or all of its rights pursuant to this Agreement to any of its lenders as collateral security.

13.4. Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired or affected (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party), it being intended that each Party’s rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party).

13.5. Expenses. Except as otherwise provided herein, Seller, on the one hand, and Buyers, on the other hand, shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other Representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Transactions. Losses suffered by a Party for a breach of this Agreement shall in no way be limited by the amounts described in this Section 13.5.

13.6. Specific Performance. The Parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or the obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) money damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 13.11 without proof of actual damages or any requirement to post a bond, this being in addition to any other remedy to which they are entitled at law or in equity, and each Party agrees that it shall not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, in equity or otherwise.

13.7. Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.8. No Third Party Beneficiaries. Except as otherwise specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their successors or permitted assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

13.9. Entire Agreement. The Transaction Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement shall control.

13.10. Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

13.11. Consent to Jurisdiction. Without limiting the other provisions of this Section 13.11, the Parties hereto agree that any legal proceeding by or against any Party hereto or with respect to or arising out of this Agreement shall be brought in the Chancery Court of the State of Delaware located within New Castle County. By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such court solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned court in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing court on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such court, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction. The Parties agree that the Accounting Firm shall resolve all disputes involving calculation of the Final Purchase Price pursuant to Section 3.2, and that the procedure described therein shall be the sole mechanism for the resolution of any such dispute.

13.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.13. Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

13.14. No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties hereto agree, on their own behalf and on behalf of their respective Subsidiaries and Affiliates, that no Non-Recourse Party in respect of such Parties shall have any liability under this Agreement (it being understood that if any individual Party hereto is a Non-Recourse Party in respect of another individual Party hereto, this limitation shall not be read to affect any such liability of such individual Party itself); provided, however, that nothing herein shall limit the obligations of any Non-Recourse Party under any Transaction Agreement to which such Non-Recourse Party is party, including, even if the basis for obligations thereunder relate to or arise from obligations hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

THE GREENBRIER COMPANIES, INC.

By:	/s/ William A. Furman
Name:	William A. Furman
Title:	Chairman, Chief Executive Officer
and President

GBXL, LLC

By:	/s/ William A. Furman
Name:	William A. Furman
Title:	Chairman, Chief Executive Officer
and President

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ Jason Koenig
Name:	Jason Koenig
Title:	Vice President